UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

FMC CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
No fee required.
Fee paid previously with preliminary materials.
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

FMC Corporation

March 15, 2024

Dear Stockholder:

It is my pleasure to invite you to attend the Company’s 2024 Annual Meeting of Stockholders. The meeting will be held in a virtual meeting format on Tuesday, April 30, 2024, at 2:00 p.m. EDT. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/FMC2024, where you will be able to listen to the meeting live, submit questions and vote online. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be conducted at the meeting.

During the meeting, President and CEO Mark Douglas will report on the Company’s earnings, results and other achievements during 2023 and on our outlook for 2024. We welcome this opportunity to have a dialogue with our stockholders and look forward to your comments and questions.

Your vote is important. Please vote your proxy promptly so your shares can be represented. Your proxy card includes specific instructions on how to vote.

If you wish to vote during the meeting, please refer to the section of the proxy statement entitled “How to Vote” for specific instructions.

I look forward to the Annual Meeting on April 30th.

Sincerely,

Pierre Brondeau

Chairman of the Board

Notice of Annual Meeting of Stockholders

Tuesday, April 30, 2024

2:00 p.m.

Dear Stockholder:

You are invited to the Annual Meeting of Stockholders of FMC Corporation to be held in a virtual meeting format on the date and time noted above. The meeting can be accessed by visiting www.virtualshareholdermeeting. com/FMC2024. There will be no physical location for stockholders to attend.

At the meeting, we will ask you to:

1.	Elect eleven directors, each for a term of one year.
2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2024.
3.	Hold an advisory (non-binding) vote on executive compensation.
4.	Vote on a stockholder proposal requesting simple majority vote, if properly presented.
5.	Consider and act upon any other business properly brought before the meeting.

THE BOARD RECOMMENDS A VOTE FOR ITS NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3, AND 4.

Your vote is important. To be sure your vote counts and ensure a quorum, please vote, sign, date and return the enclosed proxy card whether or not you plan to attend the virtual meeting; or if you prefer, please follow the instructions on the enclosed proxy card for voting by internet or by telephone whether or not you plan to attend the meeting virtually.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 30, 2024:

The proxy statement and the annual report to security holders are available at investors.fmc.com/financials/annual-reports-and-proxy-statements/. Upon request of any stockholder, a copy of FMC Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2023, including a list of the exhibits thereto, may be obtained, without charge, by writing to the Company’s Corporate Secretary, FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, Pennsylvania 19104.

March 15, 2024

By order of the Board of Directors,

Michael F. Reilly
Executive Vice President, General Counsel,
Chief Compliance Officer and Secretary

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I.       INFORMATION ABOUT VOTING

Solicitation of Proxies

The Board of Directors (also referred to herein as the “Board”) of FMC Corporation (the “Company” or “FMC”) is soliciting proxies for use at the Company’s 2024 Annual Meeting of Stockholders and any postponements or adjournments of that meeting (as so postponed or adjourned, the “2024 Annual Meeting” or the “Annual Meeting”). As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement available to our stockholders electronically via the internet on our Investor Relations page at investors. fmc.com/financials/annual-reports-and-proxy-statements/. On or about March 15, 2024, we first mailed to our stockholders a Notice containing instructions on how to access this proxy statement, the accompanying form of proxy and the Company’s Annual Report for 2023. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement. The Notice also instructs you on how you may submit your proxy over the internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Participating in the Virtual Annual Meeting

This year our Annual Meeting will be virtual. There will be no physical meeting location. The meeting will only be conducted via live webcast. We have adopted a virtual format for the Annual Meeting to make participation accessible for stockholders from any geographic location with internet connectivity. We have worked to offer the same participation opportunities as would be provided at an in-person meeting while further enhancing the online experience available to all stockholders regardless of their location.

To participate in the virtual meeting, visit www.virtualshareholdermeeting. com/FMC2024 and enter the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 1:45 p.m. Eastern Daylight Savings Time (“EDT”) on April 30, 2024. The meeting will begin promptly at 2:00 p.m. EDT on April 30, 2024.

The virtual meeting platform is fully supported across browsers (Microsoft Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties while accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page 15 minutes prior to the start of the meeting.

You may submit a question before the meeting online at www.proxyvote.com after logging in with your 16-digit control number. Questions may also be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/FMC2024. We will post questions and answers if applicable to our business on our Investor Relations website shortly after the meeting.

Whether or not you participate in the virtual meeting, it is important that your shares be represented and counted part of the voting process. Accordingly, whether or not you plan to attend the virtual meeting, we urge you to promptly vote, sign, date and return the enclosed proxy card or, if you prefer, please follow the instructions on the enclosed proxy card for voting by internet or by telephone.

Agenda Items

The agenda for the Annual Meeting is to:

1.	Elect eleven directors;
2.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2024;
3.	Hold an advisory (non-binding) vote on executive compensation;
4.	Vote on a stockholder proposal requesting simple majority vote, if properly presented;
5.	Conduct other business properly brought before the meeting.

Who Can Vote

You can vote at the Annual Meeting if you are a holder of the Company’s common stock, par value of $0.10 per share (“Common Stock”), on the record date. The record date is the close of business on March 4, 2024. You will have one vote for each share of Common Stock. As of March 4, 2024, there were 124,816,655 shares of Common Stock outstanding.

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How to Vote

You may vote in one of four ways:

•	You can vote by signing and returning the enclosed proxy card. If you do, the individuals named on the card will vote your shares in the way you indicate;
•	You can vote by internet;
•	You can vote by telephone; or
•	You can cast your vote online at the Annual Meeting.

The meeting can be accessed by visiting www.virtualshareholdermeeting.com/ FMC2024, where you will be able to listen to the meeting live, submit questions and vote online. You will need the 16-digit control number provided on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials.

Use of Proxies

Unless you tell us on the proxy card to vote differently, we plan to vote signed and returned proxies FOR the Board nominees for director and FOR Proposals 2 and 3, and 4 and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting.

Quorum Requirement

We need a quorum of stockholders to hold a valid Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding Common Stock entitled to vote at the meeting either attend the Annual Meeting virtually or are represented by proxy at the Annual Meeting. Abstentions, broker non-votes (described below) and votes withheld are counted as present for the purpose of establishing a quorum.

Vote Required for Action

Directors are elected by a majority of the votes cast in an uncontested election. Because the number of nominees properly nominated for the Annual Meeting is the same as the number of directors to be elected at the Annual Meeting, the election of directors is an uncontested election. As a result, any nominee who receives a majority of the votes cast with respect to such nominee’s election at the Annual Meeting will be elected to the Board (or re-elected, in the case of any nominee who is an incumbent director). Incumbent nominees have tendered a contingent resignation which would become effective if (i) the nominee does not receive a majority of the votes cast with respect to such nominee’s election at the Annual Meeting and (ii) the Board of Directors accepts such resignation. Adoption of Proposals 2, 3, and 4 require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at the meeting.

Abstentions or Lack of Instructions to Banks, Brokers, or Employee Benefit Plan Trustees

Abstentions will not be counted as votes cast for the election of directors, and thus will have no effect on the election of directors. With respect to Proposals 2, 3, and 4, abstentions will have the effect of a vote against such proposals.

A broker non-vote occurs when a bank, broker or other nominee holding shares on behalf of a stockholder does not receive voting instructions from the beneficial owner with respect to a non-routine matter to be voted on at the Annual Meeting by a specified date before the Annual Meeting. Banks, brokers and other nominees may vote undirected shares on matters deemed routine in accordance with New York Stock Exchange rules, but they may not vote undirected shares on matters deemed non-routine in accordance with such rules. For this purpose, the ratification of the appointment of the independent registered public accounting firm (Proposal 2) is considered a routine matter, but the election of directors (Proposal 1), the advisory vote regarding executive compensation (Proposal 3), and the stockholder proposal (Proposal 4) are considered non-routine matters.

In the event of a broker non-vote in the election of directors (Proposal 1) or with respect to Proposals 3 and 4 at the Annual Meeting, the broker non-vote will not have any effect on the outcome inasmuch as broker non-votes are not counted as votes cast or as shares present and entitled to be voted with respect to any matter on which the broker has expressly not voted.

If you are entitled to vote shares held under an employee benefit plan and you either do not direct the trustee by April 27, 2024 how to vote your shares, or if you vote on some but not all matters that come before the Annual Meeting, the trustee will, in the case of shares held in the FMC Corporation Savings and Investment Plan, vote your undirected shares in proportion to the votes received from other participants, and in the case of the Company’s other employee plans, vote your shares in the trustee’s discretion, except to the extent that the plan or applicable law provides otherwise.

Revoking a Proxy

You may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Sending a written notice to the Corporate Secretary of FMC;
•	Delivering a properly executed, later-dated proxy;
•	Attending the Annual Meeting and voting virtually, provided that you comply with the conditions set forth in the section of this proxy statement above entitled “How to Vote”; or
•	If your shares are held through an employee benefit plan, your revocation must be received by the trustee by April 27, 2024.

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II.      THE PROPOSALS TO BE VOTED ON

Proposal 1    Election of Directors

Nominees for Director

The Board of Directors currently consists of 11 directors, each of whom is elected to serve for a term of one year, expiring at the subsequent annual meeting of stockholders.

The nominees for director this year are Pierre Brondeau, Eduardo E. Cordeiro, Carol Anthony (John) Davidson, Mark Douglas, Kathy L. Fortmann, C. Scott Greer, K’Lynne Johnson, Dirk A. Kempthorne, Margareth Øvrum, Robert C. Pallash, and Patricia Verduin, Ph.D. each of whom is an incumbent director. If elected, these directors’ next term will expire at the 2025 Annual Meeting. Information about the nominees is contained in the section of this proxy statement entitled “Board of Directors.”

The Board of Directors expects that all nominees will be able and willing to serve as directors. If any nominee becomes unavailable, the proxies may be voted for another person nominated by the Board of Directors to fill the vacancy, or the size of the Board of Directors may be reduced.

The Board of Directors recommends a vote FOR the election of Pierre Brondeau, Eduardo E. Cordeiro, Carol Anthony (John) Davidson, Mark Douglas, Kathy L. Fortmann, C. Scott Greer, K’Lynne Johnson, Dirk A. Kempthorne, Margareth Øvrum, Robert C. Pallash, and Patricia Verduin, Ph.D., to the Board of Directors as described above.

Proposal 2    Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The Audit Committee has approved KPMG LLP (“KPMG”) continuing to serve as the Company’s independent registered public accounting firm for 2024.

The Audit Committee periodically reviews the performance of the independent external audit firm. In conjunction with the mandated rotation of KPMG’s lead engagement partner, the Audit Committee and its chairperson also evaluate and approve the selection of KPMG’s new lead engagement partner.

The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of KPMG. For the years 2023 and 2022, KPMG’s fees, all of which were approved by the Audit Committee, were as follows:

($000)	2023	2022
Audit Fees(1)	11,428	11,160
Audit Related Fees(2)	564	325
Tax Fees(3)	214	1,139
All Other Fees(4)	1,106	991
TOTAL	13,312	13,615

(1)	Fees for professional services performed by KPMG for the integrated audit of the Company’s annual consolidated financial statements included in the Company’s Form 10-K filing and review of financial statements included in the Company’s Form 10-Q filings. The amount also includes other services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements.
(2)	Fees for services performed by KPMG that are principally related to employee benefit and compensation plan audits, as well as audit related services in connection with attestations by KPMG that are required by statute, regulation, or contractual requirements.
(3)	Fees for professional services performed by KPMG with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, and tax audit assistance.
(4)	Fees for other permissible work performed by KPMG that does not fall within the categories set forth above. For the years listed above, this work is primarily related to tax filings for individual employees involved in the Company’s expatriate program.

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Pre-Approval of Independent Registered Public Accounting Firm Services

The Audit Committee has adopted a Pre-Approval Policy with respect to audit and non-audit services performed by its independent registered public accounting firm. The following is a summary of the Policy.

Prior to the commencement of services for a given year, the Audit Committee will grant pre-approvals of expected services and estimated fees, as presented by the independent registered public accounting firm. The independent registered public accounting firm will routinely update the Audit Committee during the year in which the services are performed as to the actual services provided and related fees pursuant to the Pre-Approval Policy.

Unexpected services or services for which the fees to be incurred would exceed pre-approved amounts will require specific approval before the services may be rendered. Requests or applications to provide such services that require specific approval by the Audit Committee will be submitted to the Chairman of the Audit Committee and to the Company’s Chief Financial Officer or his designee by the independent registered public accounting firm.

The request or application must include a statement as to whether, in the view of both the independent registered public accounting firm and the Chief Financial Officer or his designee, such request or application is consistent with the rules of the Securities and Exchange Commission (“SEC”) regarding auditor independence. Authority to grant approval for such services has been delegated to the Chairman of the Audit Committee, provided that any such approval would then be reviewed by the full Audit Committee at the next regularly scheduled meeting.

The Audit Committee has determined that the independence of KPMG has not been adversely impacted as a result of the non-audit services performed by such accounting firm.

We expect a representative of KPMG to attend the Annual Meeting. The representative will have an opportunity to make a statement if the representative desires and will also be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2024.

Proposal 3    Advisory (Non-Binding) Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our Board of Directors is submitting a proposal providing our stockholders the opportunity to cast a non-binding advisory vote on the executive compensation paid to the Company’s executive officers named in this proxy statement (“named executive officers” or “NEOs”).

This advisory vote on executive compensation is non-binding on the Board, will not overrule any decision by the Board and does not compel the Board to take any action. However, the Board and the Compensation and Human Capital Committee (the “Compensation Committee”) may consider the outcome of the vote when considering future executive compensation decisions. Specifically, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Board will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board and the Compensation Committee believe that the Company’s executive compensation programs and policies and the compensation decisions described in this proxy statement (i) support the Company’s business objectives, (ii) link the interests of the executive officers and stockholders, (iii) align NEO pay with the individual’s and the Company’s performance, without encouraging excessive risk-taking that could have a material adverse effect on the Company, (iv) provide NEOs with a competitive level of compensation and (v) promote retention of the NEOs and other senior leaders. In 2023, approximately 91% of the shares present and entitled to vote on the matter approved the executive compensation discussed and disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and other related tabular and narrative disclosures contained in the 2023 proxy statement.

For the reasons discussed above (and further amplified in the compensation disclosures made in this proxy statement), the Board recommends that stockholders vote in favor of the following resolution:

RESOLVED that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and other related tabular and narrative disclosures set forth in this proxy statement).

The Board of Directors recommends a vote FOR the above resolution.

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Proposal 4    Stockholder Proposal Requesting Simple Majority Vote

In accordance with SEC rules, we have set forth below a stockholder proposal, along with a supporting statement, as submitted by John Chevedden. Mr. Chevedden has notified us that he is the beneficial owner of at least 50 shares of our Common Stock. Mr. Chevedden’s address is 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. The stockholder proposal will be required to be voted upon at the 2024 Annual Meeting only if properly presented at the meeting itself.

Proposal 4 - Simple Majority Vote

Stockholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes making the necessary changes in plain English.

Stockholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. These votes would have been higher than 74% to 88% if more stockholders had access to independent proxy voting advice. This proposal topic also received overwhelming 98%-support each at the 2023 annual meetings of American Airlines (AAL) and The Carlyle Group (CG).

Please vote yes:

Simple Majority Vote — Proposal 4

The Board’s Statement in Support

The Board has considered this stockholder proposal and agrees, as set forth in more detail below, that the removal of the supermajority provisions in our Bylaws and Certificate of Incorporation is in the best interests of the Company and our stockholders at this time. Therefore, the Board recommends a vote FOR this proposal.

Our Bylaws do not contain any supermajority voting provisions. Our Certificate of Incorporation contains two supermajority voting provisions. Article Ninth of our Certificate of Incorporation requires the vote of the holders of at least 80% of the voting power of the shares outstanding to approve certain business combination transactions involving any person owning 10% or more of our voting stock. Article Ninth of our Certificate of Incorporation also requires the vote of the holders of at least 80% of the voting power of the shares outstanding to amend, repeal or adopt any provisions inconsistent with Article Ninth.

Article Tenth of our Certificate of Incorporation requires the vote of the holders of at least 80% of the voting power of the shares outstanding to amend certain provisions of our Certificate of Incorporation (including, among other things, provisions related to the size and terms of our Board, vacancies on the Board, stockholder consents and special meetings of stockholders) and certain provisions of our Bylaws (including, among other things, provisions relating to special meetings of stockholders, advance notice procedures and requirements for making proposals or stockholder nominations of director candidates at an annual or special meeting). Article Tenth of our Certificate of Incorporation also requires the affirmative vote of at least 80% of the voting power of the shares outstanding to amend, repeal or adopt any provisions inconsistent with the above-mentioned provisions of Article Tenth.

The Board has carefully considered the advantages and disadvantages of maintaining the supermajority voting requirements in our Certificate of Incorporation. While the Board disagrees with certain aspects of the stockholder proposal’s supporting statement and disclaims knowledge regarding the statistical information set forth therein, it has determined that it currently is in the best interests of the Company and its stockholders to support the stockholder proposal.

If approved at the 2024 Annual Meeting, the stockholder proposal would not automatically eliminate the supermajority vote requirements contained in our Certificate of Incorporation. In order to eliminate such requirements, the Board would need to recommend a formal amendment to our Certificate of Incorporation. In accordance with our Certificate of Incorporation, such amendment would need to be approved at a subsequent meeting of stockholders. Therefore, a vote in favor of the stockholder proposal would constitute a recommendation that the Board initiate this amendment process.

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III.     BOARD OF DIRECTORS

Director Qualifications and Board Diversity

Directors are selected based on integrity, successful business experience, stature in their own fields of endeavor and the diversity of perspectives they bring to the Board. Desired attributes of all directors include (i) ability to reach thoughtful, independent and logical judgments on difficult and complex issues; (ii) demonstrated leadership; (iii) knowledge, experience and skills in at least one specialty area relevant to the Company’s lines of business; (iv) accountability; (v) objectivity; and (vi) willingness and ability to cooperate and engage with other members of the Board openly and constructively. Directors must also be able to view the issues the Company faces from the stockholders’ perspective and be committed to representing the long-term interests of our stockholders. Our Statement of Governance Principles, Policies and Procedures requires that a substantial majority of directors (at least two thirds) must be independent. We also require that our directors be able to commit the time necessary to ensure the diligent performance of their duties.

In addition, the Board as a whole should reflect a range of experience, skills, diversity and expertise. Areas of interest may include: (i) senior management (C-suite) experience, (ii) global business experience, (iii) accounting or financial expertise, (iv) innovation experience, (v) agriculture and related industry experience, (vi) sustainability/ESG experience, (vii) government, public affairs, or regulatory experience, (viii) human capital or talent management experience, (ix) corporate strategy or M&A experience, (x) public company governance experience, and (xi) cybersecurity experience. To understand the context in which these skills, diversity and expertise are required, please see the description of the Company in the “Executive Summary” of the Compensation Discussion and Analysis section.

We believe that maintaining a diverse Board membership with varying backgrounds, skills, expertise and other differentiating personal characteristics enhances the quality and diversity of thought in the Board’s deliberations and enables the Board to better represent all of the Company’s constituents. In addition to reviewing a candidate’s background and accomplishments, candidates are evaluated in the context of the current composition of the Board and the evolving needs of the Company. In seeking candidates who possess diversity of experience, background and perspective, the Nominating and Corporate Governance Committee assesses a broad set of candidates whose diversity is based on race/ethnicity, gender, industry experience, type of position held, and other board experience. Whenever feasible, women and minorities will be included in the initial pool of candidates when selecting new director nominees. We are proud to announce that we have already met our previously published goal of having at least one-third female directors by the end of 2026 and thereafter, subject to periods of director transition. Two of our directors — Mr. Cordeiro and Mr. Davidson (18% of the Board as currently constituted) — identify as racially or ethnically diverse. In addition to reviewing a candidate’s background and accomplishments, candidates are evaluated in the context of the current composition of the Board and the evolving needs of the Company.

The table below highlights the qualifications and experience of each director nominee to be a member of our Board of Directors, identifying the unique capabilities and perspectives that the director nominee brings to effectively represent the interests of our stockholders and also to effectively oversee and advise management. While a dot notation indicates competency or experience in the relevant area, this summary is not intended to be an exhaustive list of each director nominee’s capabilities, skills or insights which are valued by the Board.

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FMC Corporation Board of Directors — 2024 Nominees	Pierre Brondeau	Eduardo Cordeiro	John Davidson	Mark Douglas	Kathy Fortmann	C. Scott Greer	K’Lynne Johnson	Dirk Kempthorne	Margareth Øvrum	Robert Pallash	Patricia Verduin
KEY SKILLS/COMPETENCIES
Senior Management (C-suite) Experience
Global Business Experience — managed multinational/global business
Accounting or Financial Expertise — meets SEC audit committee financial expert standard or current/former CPA
Innovation Experience — experience managing innovation, R&D, or information technology
Agriculture Industry experience — managed business involved in agriculture or has served as director >3 years on ag-related company
Sustainability/ESG Experience — experience on sustainability issues or managed organization with significant environmental, health or safety issues
Government/Public Affairs/Regulatory Experience — experience as former government official, public affairs professional or regulator, or management of regulated business
Human Capital/Talent Management Experience — managed large organization or HR function
Corporate Strategy/M&A Experience — managed corporate strategy or significant M&A transactions
Public Company Governance Experience — experience as officer or director of public company
Cybersecurity Experience — experience managing/mitigating information technology, data privacy and cybersecurity risks/threats and/or implementing strategies to prevent same
DIVERSITY
Female
Racially/Ethnically Diverse

The professional experience, qualifications, skills and expertise of each director nominee is set forth below.

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Nominees for Director

New Term Expiring in 2025

Pierre Brondeau

Principal Occupation: Former Executive Chairman, Chief Executive Officer and President of FMC Corporation

Age: 66

Director Since: 2010

Non-Independent Director, Chairman of the Board, Executive Committee Chair

(Note: Assuming he is re-elected at the 2024 Annual Meeting, Mr. Brondeau will be considered as an Independent Director under the SEC and NYSE rules regarding independence)

Mr. Brondeau has served as Chairman of the Board since October 2010, and was also Chief Executive Officer of FMC from January 2010 until May 2020, President from January 2010 until May 2018, and Executive Chairman from June 2020 to April 2021. Before joining the Company as President and Chief Executive Officer in January 2010, Mr. Brondeau served as President and Chief Executive Officer, Dow Advanced Materials Division, until his retirement in September 2009. Prior to Dow’s acquisition of Rohm and Haas Company in April 2009, he was President and Chief Operating Officer of Rohm and Haas from May 2008. Mr. Brondeau held numerous executive positions during his tenure at Rohm and Haas from 1989 through May 2008 in Europe and the United States, with global responsibilities for marketing, sales, research and development, engineering, technology and operations.

Other Board Experience

Mr. Brondeau previously served as a member of the Board of Directors of TE Connectivity Ltd. and also served as a member of the Board of Directors of Livent Corporation through the closing of its merger with Allkem Limited.

Qualifications

Mr. Brondeau has extensive senior executive leadership experience at large multi-national public companies engaged in the specialty materials and chemicals industries, as well as many years of international business experience in the United States and Europe. In addition, he has significant expertise in finance and mergers and acquisitions, as well as other areas of business, all of which make him an important contributor to the Board. He has a Ph.D. in Biochemical Engineering.

Eduardo E. Cordeiro

Principal Occupation: Former Executive Vice President, Chief Financial Officer, and President, Americas Region, of Cabot Corporation, a global specialty chemicals and performance materials company

Age: 56

Director Since: 2011

Independent Director, Audit Committee Chair

Mr. Cordeiro served as Executive Vice President and Chief Financial Officer of Cabot Corporation from 2009 until May 2018, and served as an advisor to Cabot through the remainder of 2018. He joined Cabot in 1998 and has held several corporate, business and executive management positions including General Manager of Cabot’s Fumed Metal Oxides and Tantalum businesses, Vice President of Corporate Strategy, and President of the Americas Region. Prior to joining Cabot, Mr. Cordeiro was a consultant with The Boston Consulting Group and a founding partner of The Economics Resource Group.

Other Board Experience

Mr. Cordeiro is a member of the Boards of Directors of Owens Corning and Indicor, LLC.

Qualifications

Mr. Cordeiro brings extensive strategy, finance and chemical industry experience to the Board. He has developed corporate strategy experience working for The Boston Consulting Group and more specifically chemical industry strategy experience leading Cabot’s corporate strategy function. He also brings deep financial experience having held multiple finance roles at Cabot throughout his twenty-year career, including, most recently, the CFO position. Mr. Cordeiro also brings operational and chemical industry business experience to the Board having been General Manager for two of Cabot’s core specialty chemical businesses. Mr. Cordeiro meets the SEC requirements for an “audit committee financial expert” and is “financially literate” as defined by the NYSE.

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Carol Anthony (“John”) Davidson

Principal Occupation: Former Senior Vice President, Controller and Chief Accounting Officer of Tyco International, a diversified industrial products and services company

Age: 68

Director Since: 2020

Independent Director

Mr. Davidson was elected to the Company’s Board of Directors in July 2020. He served as Senior Vice President, Controller and Chief Accounting Officer of Tyco International from 2004 to 2012 where he led financial reporting, internal controls and accounting policies and processes. Prior to Tyco, Mr. Davidson held senior global leadership positions in finance and related disciplines at Eastman Kodak Company and Dell Computer Corporation. He is a Certified Public Accountant and began his career at Arthur Andersen & Co.

Other Board Experience

Mr. Davidson is a member of the Boards of Directors of TE Connectivity Ltd. and International Flavors & Fragrances Inc. Mr. Davidson is also a member of the Independent Audit Quality Committee of Ernst & Young, LLP. He previously was a member of the Boards of Directors of Allergan, Plc. and Legg Mason, Inc., and served on the board of governors of the Financial Industry Regulatory Authority, which regulates and oversees the U.S. financial industry in the interest of investor protection and market integrity.

Qualifications

Mr. Davidson was a trustee of the Financial Accounting Foundation, an organization that oversees the processes for setting financial accounting and reporting standards in the U.S. He has a strong track record of building and leading global teams and implementing governance and controls processes. He brings to the Board his extensive experience as a finance leader in global corporations across multiple industries. Mr. Davidson meets the SEC requirements for an “audit committee financial expert” and is “financially literate” as defined by the NYSE. Mr. Davidson also has received the “CERT Certificate in Cyber-Risk Oversight” from the National Association of Corporate Directors.

Mark Douglas Principal Occupation: President and CEO, FMC Corporation Age: 61 Director Since: 2020 Non-Independent Employee Director

Mr. Douglas was appointed President and Chief Executive Officer on June 1, 2020. He served as President and Chief Operating Officer of FMC from June 2018 until June 2020. He joined FMC in March 2010 as Vice President, Global Operations and International Development, and has served as President of the Industrial Chemicals Group and President of the Agricultural Solutions business. Mr. Douglas joined FMC from The Dow Chemical Company where he was Vice President, President Asia, Dow Advanced Materials. Prior to Dow, he was Corporate Vice President, President Asia, Rohm and Haas Company, based in Shanghai. During his twenty-one years with Rohm and Haas, Mr. Douglas held sales, marketing and executive management positions in London, Singapore, Shanghai, and Philadelphia.

Other Board Experience

Mr. Douglas is a member of the Boards of Directors of Quaker Chemical Corporation (d/b/a Quaker Houghton) and Crop Life International.

Qualifications

Mr. Douglas has more than thirty years of global senior executive leadership experience at large multi-national public companies engaged in the specialty materials and chemicals industries. His career has included extended senior roles based in Europe, Asia, and the United States, providing him with deep understanding of business culture in markets that are important to the Company. His responsibilities have included managing global or regional sales, marketing, and procurement operations, as well as M&A and business integration. For more than the last decade, he has led FMC’s global agricultural business through a period of significant growth and transformation.

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Kathy L. Fortmann Principal Occupation: Former CEO of ACOMO N.V., a natural food ingredients company Age: 56 Director Since: 2022 Independent Director

Ms. Fortmann most recently served, from September 2021 to November 2023, as CEO of ACOMO N.V. (formerly known as Amsterdam Commodities N.V.), a Euronext Amsterdam-listed natural food ingredients company. Ms. Fortmann began her career with DuPont where she held many technical and business roles over her fifteen-year tenure there. From September 2017 through March 2020, she was employed by Royal FrieslandCampina N.V. as its President, FrieslandCampina Ingredients, where she restructured its food ingredients business. In April 2020, she joined International Flavors & Fragrances Inc. where she led the integration of the company and DuPont’s ingredients businesses to form the largest ($6 billion) business within International Flavors & Fragrances from 2020 to 2021.

Other Board Experience

Ms. Fortmann served on the Board of Directors of James Finlay Limited from December 2019 to September 2021.

Qualifications

With a significant portion of the Company’s business being in EMEA, Ms. Fortmann’s experience living and working in the European market provides a valuable perspective on the Board. Further, Ms. Fortmann has significant experience managing global business operations in industries directly connected to agriculture. Her background related to sustainability and mergers and acquisitions also makes her well qualified to serve as a director.

C. Scott Greer Principal Occupation: Retired principal in Greer and Associates, a private investment management firm Age: 73 Director Since: 2002 Independent Director, Lead Director

Beginning in June 2006, Mr. Greer was a principal in Greer and Associates, a private investment management firm, until his retirement in 2021. Prior to Greer and Associates, from 1999 until 2005, Mr. Greer held various roles at Flowserve Corporation (a manufacturer of industrial flow management equipment), including President and Chief Operating Officer, as well as Chairman, President and Chief Executive Officer.

Other Board Experience

Mr. Greer served on the Board of Directors of Washington Group International from 2002 to 2007. He was also a member of the Board of Directors of eMedicalFiles, Inc.

Qualifications

Mr. Greer’s experience in senior executive roles, including as Chairman and CEO of a publicly-traded global manufacturing operation, as well as his service as a director of other public companies, have given him deep expertise in the governance and operation of large multinational companies as well as in the management of business activities across North America, South America, Europe and Asia. His tenure with Flowserve Corporation, a supplier of equipment to chemical companies, provided him with significant knowledge of the chemical industry. Finally, having passed the CPA exams, he has financial expertise which enhances his contribution to the Board.

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K’Lynne Johnson

Principal Occupation: Former CEO, President and Executive Chair of Elevance Renewable Sciences, Inc., a global specialty chemicals company

Age: 55
Director Since: 2013

Independent Director, Compensation Committee Chair

Ms. Johnson was Executive Chair of Elevance Renewable Sciences, Inc. from October 2015 until February 2016. Prior to being named Executive Chair, Ms. Johnson served for eight years as CEO and President. Previously, Ms. Johnson served as Senior Vice President of the Global Derivatives operating company within BP Innovene, one of the world’s largest global petrochemical and refining companies. She has served in a variety of leadership and executive positions for twenty-five years at Amoco Corporation, BP Chemicals, BP Innovene and Elevance.

Other Board Experience

Ms. Johnson is the Chair of the Board of Directors of Trinseo S.A. and is a member of the Boards of Directors of J.M. Huber Corporation, BlueScope Steel Limited, and Sylvatex Inc.

Qualifications

As a result of her work experience, Ms. Johnson has acquired significant knowledge of Asia and Europe, markets which represent a significant portion of the Company’s business, as well as new technology and technology development particularly related to chemicals and related innovative technologies. Given the Company’s patented crop protection technologies and discovery research capabilities, such expertise is invaluable to the Board.

Dirk A. Kempthorne Principal Occupation: Retired President and CEO, American Council of Life Insurers Age: 72 Director Since: 2009 Independent Director, Sustainability Committee Chair

Governor Kempthorne served as President and CEO of the American Council of Life Insurers from 2010 to 2018. Prior to that, he served as the 49th United States Secretary of the Interior from June 2006 until January 2009. From January 1999 until his appointment as Secretary of the Interior, Governor Kempthorne served as the Governor of Idaho. Governor Kempthorne has been Chairman of the National Governors Association, Chairman of the Western Governors Association and President of the Council of State Governments. He also served as a member of the Homeland Security Task Force.

Other Board Experience

Governor Kempthorne is a member of the Boards of Directors of Olympic Steel Inc. and Robert Half Inc.

Qualifications

Governor Kempthorne’s lengthy experience in government, both on the federal and state level, makes him well qualified to serve as a director of the Company, which interfaces with numerous regulatory agencies in several facets of its operations. In his various governmental positions, Governor Kempthorne was responsible for submitting budgets for governmental entities, fulfilling fiduciary responsibilities for the proper use of such funds, addressing inquiries from rating agencies and adhering to the highest accounting and ethical standards.

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Margareth Øvrum

Principal Occupation: Retired Executive Vice President, Development & Production Brazil of Equinor ASA, an international oil and gas exploration and production company, and President of Equinor Brazil

Age: 65

Director Since: 2016

Independent Director

Until her retirement in January 2021, Ms. Øvrum served as Executive Vice President of Equinor ASA (formerly known as Statoil ASA) and served on the company’s Corporate Executive Committee, to which she had been appointed in 2004. In October 2018, she was named Executive Vice President, Development & Production Brazil. Over her career, Ms. Øvrum has had global responsibility for new energy, health, safety & environment, technology, research, procurement, projects, and drilling. Prior to her most recent position, she held numerous senior leadership positions within Equinor, including Executive Vice President, Technology, Projects & Drilling; Executive Vice President, Technology and New Energy; Executive Vice President, Health, Environment and Safety; Senior Vice President, Operations Support; Vice President, Veslefrikk Field; and Platform Manager.

Other Board Experience

Ms. Øvrum is a member of the Boards of Directors of TechnipFMC plc, Harbour Energy plc, Transocean Ltd., and Fox Innovation & Technologies Inc.

Qualifications

Ms. Øvrum’s strong operations background provided her with deep experience in process technology, cybersecurity, safety, sustainability, and environmental management, all of which are critically important to a chemical company. Further, her wide international view and exceptional knowledge of European markets, where the Company has a significant portion of its business, acquired while executing very large projects in a number of different countries, make her a valuable contributor to the Board of the Company. Her experience in Brazil, which is a significant market for the Company, also enhances her value as a director.

Robert C. Pallash

Principal Occupation: Retired President, Global Customer Group and Senior Vice President of Visteon Corporation, an automotive parts manufacturer

Age: 72

Director Since: 2008

Independent Director

Mr. Pallash joined Visteon Corporation, an automotive parts manufacturer, in September 2001 and, from 2008 to 2013, Mr. Pallash served as its President, Global Customer Group and Senior Vice President. While at Visteon Corporation, Mr. Pallash also served as its Vice President, Asia Pacific and, subsequently, Senior Vice President, Asia Customer Group.

Other Board Experience

Mr. Pallash is a member of the Board of Directors of Arcadium Lithium plc and was a member of the Board of Directors of one of Arcadium Lithium plc’s predecessor companies, Livent Corporation.

Qualifications

Mr. Pallash’s international experience, particularly in Asia where the Company has a significant portion of its business, enables him to bring significant value as a member of the Board. Mr. Pallash is “financially literate” as defined by the NYSE.

Patricia Verduin, Ph.D. Principal Occupation: Former Chief Technology & Science Officer, Colgate Palmolive Company, a consumer products company Age: 64 Director Since: 2023 Independent Director

Dr. Patricia Verduin served as Chief Technology & Science Officer of Colgate Palmolive Company from 2009 to 2023, where she navigated complex global regulatory environments and led a global team of over 2,000 scientists, engineers, designers, regulatory, and compliance specialists. In her role at Colgate Palmolive Company, Dr. Verduin had responsibility for driving product formula, manufacturing, and product related sustainable footprint improvements. Prior to her role at Colgate Palmolive Company, she held leadership positions at ConAgra Foods (now known as Conagra Brands, Inc.), Nabisco, and the Consumer Brands Association.

Other Board Experience

Dr. Verduin is a member of the Boards of Directors of Ingredion Corporation, Avient Corporation, and the Valley Hospital of Ridgewood, NJ. Dr. Verduin previously served on the Board of Directors of Monsanto Company until it was acquired by Bayer in June 2018.

Qualifications

Dr. Verduin has extensive experience driving innovation and a broad skillset in research and development, pipeline growth and plant science, which enable her to provide insights to the Board. Dr. Verduin also brings experience in sustainability and ESG, including management of the social and environmental impact of products and driving sustainability improvements. Her experience at Conagra and Monsanto Company bring valuable perspectives on the agriculture industry and markets. Dr. Verduin also holds a PhD in Food Chemistry from Rutgers University.

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IV.     INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings

During 2023, the Board of Directors held 6 in-person meetings. All incumbent directors attended at least 75% of the total number of meetings of the Board and all Committees on which they served. The average attendance rate for all incumbent directors for the meetings of the Board and all Committees on which they served was 96%.

Committees and Independence of Directors

The Board of Directors has five standing Committees: an Audit Committee, a Compensation and Human Capital Committee, a Nominating and Corporate Governance Committee, an Executive Committee, and a Sustainability Committee.

The Audit Committee, Compensation and Human Capital Committee, Nominating and Corporate Governance Committee and Sustainability Committee are all composed of non-employee directors, each of whom has been determined by the Board to be independent on the basis set forth below. With the exception of the Chairman of the Board (Mr. Brondeau) and the President and Chief Executive Officer (Mr. Douglas), no director or nominee is currently, or was within the past three years, employed by the Company, its subsidiaries or affiliates. Mr. Brondeau was employed by the Company until April 27, 2021.

With the exception of Mr. Brondeau and Mr. Douglas, the Board has affirmatively determined that none of the non-employee directors has any material business, family or other relationship with the Company, its subsidiaries or affiliates other than as a director, and that they all qualify as independent. Specifically, the independent directors are Messrs. Cordeiro, Davidson, Greer, Kempthorne, and Pallash, and Ms. Fortmann, Ms. Johnson, Ms. Øvrum, and Dr. Verduin. In order to be considered independent by the Board, a director or nominee must meet the requirements set forth in the SEC and New York Stock Exchange (“NYSE”) rules regarding independence. Mr. Brondeau ceased to be an employee of the Company on April 27, 2021 and he serves as a non-employee director; however, he is not considered to be independent under NYSE rules as he was an employee of the Company within the last three years. Following the 2024 Annual Meeting, Mr. Brondeau will be considered an independent director, assuming he is re-elected to the Board at the Annual Meeting.

One of our non-employee directors, Mr. Kempthorne, serves as an outside director for Robert Half Inc., a company with which FMC conducts an immaterial amount of business in the ordinary course. The Board has determined that Mr. Kempthorne does not have a material interest in these transactions given that his sole relationship with Robert Half Inc. is as an outside director. On the basis of its evaluation, the Board has concluded that Mr. Kempthorne meets the independence standards applied by the Board. Additionally, one of our non-employee directors, Mr. Davidson, serves on the Independent Audit Quality Committee of Ernst & Young, LLP. In such capacity, Mr. Davidson is engaged as a consultant and receives an annual consulting fee; however, Mr. Davidson does not receive any special compensation from FMC for service on such committee. In recent years, Ernst & Young, LLP received payment from FMC for fees related to financial consulting services performed by Ernst & Young, LLP but is not FMC’s independent registered public accountant. The Board has determined that because Mr. Davidson is not a partner, member, or officer of Ernst & Young, LLP and because Mr. Davidson’s membership on the Independent Audit Quality Committee of Ernst & Young, LLP is not linked in any way to the contractual relationship between FMC and Ernst & Young, LLP, Mr. Davidson does not have a material interest in that relationship, and accordingly, Mr. Davidson’s service on the Independent Audit Quality Committee of Ernst & Young, LLP does not impair his independence under the independence standards applied by the Board.

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Audit Committee

The Board of Directors has adopted a written charter that outlines the duties of the Audit Committee, including conducting an annual self-assessment. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents.” The principal duties of this Committee, among other things, include:

•	Review the effectiveness and adequacy of the Company’s internal controls
•	Review and discuss with management significant issues regarding accounting principles, financial reporting, financial statement presentation, and judgments made in the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles
•	Review the annual report, proxy statement and periodic SEC filings such as the Company’s reports on Form 10-K and 10-Q, including Management’s Discussion and Analysis, and ensure that the Company’s financial reports fairly represent its operations
•	Review the effectiveness, scope and performance of activities of the independent registered public accounting firm and the internal auditor function
•	Review significant changes in accounting policies
•	Select the independent registered public accounting firm and confirm its independence
•	Review potentially significant litigation
•	Review federal income tax issues
•	Review the Company’s policies with respect to risk assessment and risk management, including cyber security and data privacy
•	Review with management the Company’s earnings releases
•	Monitor the Company’s compliance with legal and regulatory requirements
•	Pre-approve audit and non-audit services provided by the independent registered public accounting firm

Members: Mr. Cordeiro (Chair), Mr. Davidson, and Mr. Pallash. The Board of Directors has determined that both Messrs. Cordeiro and Davidson meet the SEC requirements for an “audit committee financial expert” and all current members of the Committee are “financially literate” as required by the NYSE. The Board has also determined that no current Audit Committee member sits on the audit committee of more than three public companies.

Number of Meetings in 2023: 7

Compensation and Human Capital Committee

The Board of Directors has adopted a written charter that outlines the duties of the Compensation Committee, including conducting an annual self-assessment. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents.” The principal duties of this Committee are discussed more fully in the Compensation Discussion and Analysis, and include, among other things:

•	Review and approve compensation policies and practices for senior executives
•	Review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer and the other executive officers
•	Review (as necessary) the Company’s compensation programs, policies and practices with respect to risk assessment
•	Review performance and establish the total compensation for the Chief Executive Officer and other senior executives
•	Administer the Company’s Incentive Stock Plan and determine whether to authorize any delegation permitted under the plan
•	Review the Compensation Discussion and Analysis and, based on such review, recommend to the Board of Directors that it be included in the annual proxy statement
•	Review stockholder votes and other input on executive compensation practices and independently determine if any changes are necessary
•	Review significant organizational changes and management succession planning
•	Recommend to the Board of Directors candidates for officers of the Company
•	Review the terms of employment agreements, severance agreements, change in control agreements and other compensatory arrangements for senior executives
•	Oversee evaluation of management performance and development
•	Review diversity and inclusion strategies and initiatives
•	Review executive stock ownership guidelines and oversee clawback, hedging, and pledging policies

The Compensation Committee may form and delegate authority to subcommittees other than any power or authority required by law or stock exchange requirements to be exercised by the Board of Directors or the Compensation Committee as a whole.

Members: Ms. Johnson (Chair), Ms. Fortmann, Mr. Kempthorne, and Dr. Verduin.

Number of Meetings in 2023: 4

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Nominating and Corporate Governance Committee

The Board of Directors has adopted a written charter that outlines the duties of the Nominating and Corporate Governance Committee, including conducting an annual self-assessment, and such charter includes the FMC Corporation Statement of Governance Principles, Policies, and Procedures as Appendix A. A current copy of the Charter and the FMC Corporation Statement of Governance Principles, Policies, and Procedures is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents.” The principal duties of this Committee, among other things, include:

•	Review and recommend candidates for director
•	Recommend Board of Directors meeting formats and processes
•	Oversee corporate governance, including an annual review of governance principles
•	Review and approve director compensation policies, including the determination of director compensation
•	Oversee Board of Directors and Committee evaluation procedures
•	Determine director independence
•	Recommend whether to accept or reject a director resignation or take other action, where a director has failed to receive a majority of votes cast in an uncontested director election

Members: Mr. Davidson (Chair), Mr. Cordeiro, Ms. Fortmann, Mr. Greer, and Ms. Øvrum.

Number of Meetings in 2023: 4

Executive Committee

The Executive Committee acts in place of the Board of Directors when the full Board of Directors is not in session. The Board of Directors has adopted a written charter that outlines the duties of the Executive Committee. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents.”

Members: Mr. Brondeau (Chair), Mr. Douglas, Mr. Greer (Lead Director), Ms. Johnson, and Mr. Cordeiro (Alternate).

Number of Meetings in 2023: The Executive Committee did not meet in 2023.

Sustainability Committee

The Board of Directors has adopted a written charter that outlines the duties of the Sustainability Committee, including conducting an annual self-assessment. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents.” The principal duties of this Committee, among other things, are to:

•	Review and provide guidance on the Company’s Sustainability programs and progress relating to:
	–	Integration of sustainability into the Company’s business strategy and operations
	–	Environmental and climate related issues, including progress toward Net Zero
	–	Global community engagement and social impact initiatives
	–	Employee occupational safety and health, and process safety, environmental responsibility and product safety and stewardship

Members: Mr. Kempthorne (Chair), Ms. Johnson, Ms. Øvrum, Mr. Pallash, and Dr. Verduin.

Number of Meetings in 2023: 4

Director Who Presides Over Executive Sessions

In accordance with the FMC Corporation Statement of Governance Principles, Policies, and Procedures, the non-employee members of the Board of Directors meet in regularly scheduled executive sessions without management. The Lead Director, Mr. Greer, presides over these sessions.

See the section below entitled “Board Leadership Structure” for additional information regarding the role of the Lead Director. In addition, see the section below entitled “Communicating with the Board” for procedures for communicating with the Lead Director.

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Director Compensation

Overview

The Company believes that having quality non-employee directors is critical to our success. Non-employee directors represent the interests of our stockholders, and they contribute their experience and wisdom to guide our Company, our strategy and our management. The Board believes that compensation for directors should reflect the work required in both their ongoing oversight and governance role, and their continuous focus on driving long-term performance and stockholder value.

Review Process

The Nominating and Corporate Governance Committee, consisting solely of independent directors, has the primary responsibility for reviewing director compensation and considering any changes in how we compensate our directors. The full Board reviews the Nominating and Corporate Governance Committee’s recommendations and determines the amount of director compensation. The Nominating and Corporate Governance Committee is empowered to engage outside advisors, experts, and others to assist it. The Nominating and Corporate Governance Committee periodically reviews assessments prepared by outside consultants that the Nominating and Corporate Governance Committee has engaged in order to gain an understanding of current market levels of compensation being paid for board service and to gauge current practices with respect to the forms of director compensation currently in use.

Our Board compensation for 2023 was established as a result of a process commenced in late 2022, under which the Nominating and Corporate Governance Committee engaged the Rewards Solutions practice at Aon plc (“Aon”) to conduct a director compensation assessment based on peer companies. The assessment analyzed peer company director compensation levels and practices, evaluated the competitiveness of the Company’s director compensation program from multiple perspectives relative to the peer group, and described recent market trends in director compensation. See “Compensation Discussion and Analysis – Compensation Determination Process – Peer Group”.

Considering this peer group assessment and exercising its judgment, the Nominating and Governance Committee determined to keep 2023 non-employee director compensation at the same levels as in 2022, other than an increase of the compensation of the chair of the Compensation Committee from $15,000 to $20,000. The Nominating and Corporate Governance Committee intends to benchmark and, if needed, recommend adjusting non-employee director compensation on a biennial basis, and thus, expects to commence a similar process in late 2024.

Compensation Policy For Non-Employee Directors

The Company maintains the FMC Corporation Compensation Policy for Non-Employee Directors (the “Director Compensation Policy”). The Director Compensation Policy is not applicable to directors who are also employees of the Company. Accordingly, for so long as Mr. Douglas remains an employee of the Company, Mr. Douglas will receive no additional compensation for his service as a director. For a description of the compensation paid to Mr. Douglas for his service during 2023, see below under the heading “Executive Compensation”.

Retainer and Fees

Under the Director Compensation Policy, each non-employee director is paid an annual retainer of $100,000. The retainer is paid in quarterly installments in cash, unless the director elects to receive all or half of it in restricted stock units (the “retainer grant”). Audit Committee members receive an additional $5,000 in committee fees for each year. The chairs of the Nominating and Corporate Governance Committee and Sustainability Committee are paid an additional $15,000 per year, while the chairs of the Compensation Committee and Audit Committee are paid an additional $20,000 per year. The Lead Director is paid an additional $30,000 per year. The Non-Executive Chairman is paid an additional $150,000 per year.

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Restricted Stock Units

Retainer Grant

Retainer grants are awarded to non-employee directors who have elected to receive all or half of their retainer in restricted stock units. These grants vest ratably over a one-year period, with accelerated vesting of any unvested restricted stock units upon a change in control of the Company.

Annual Grant

Currently, each non-employee director also receives an annual grant of restricted stock units having a value of $140,000 on the date of grant (the “annual grant”). These restricted stock units generally vest at the Annual Meeting of Stockholders held in the year following the date of grant (or, if sooner, the first anniversary of the date of grant) or upon an earlier change in control of the Company.

Dividend Equivalent Rights

If a cash dividend is paid to FMC stockholders while a director holds restricted stock units, dividend equivalent rights are credited to the director in the form of additional restricted stock units equal in value to the cash dividend. These dividend equivalent rights will be subject to the same vesting schedule as the underlying restricted stock units to which they relate.

Payment of Vested Restricted Stock Units

A director is permitted to specify, prior to the year in which an annual grant or retainer grant is made, the date upon which the director wishes to receive payment in Common Stock of the fully vested restricted stock units. In the absence of an election, payment will be made upon the earlier of a director’s cessation of service on the Board or a change in control of FMC. The directors’ ability to sell any distributed shares remains subject to the restrictions of the Company’s Director Stock Ownership Policy, described below.

Mid-Year Cessation of Service

Under the Director Compensation Policy, if a director ceases to serve on the Board prior to the next annual meeting date, all committee, chairman, lead director, and annual retainer (whether in cash or stock) fees will be paid out pro rata based on time served. A director’s annual grant of restricted stock units, on the other hand, will be forfeited in full upon a cessation of service mid-year. However, if the director’s cessation of service is due to the director’s death or disability, the director’s annual retainer (whether in cash or stock) will be paid in full and the director’s annual grant will vest in full.

Other Compensation

The Company supports the charitable donations of directors under its matching gifts plan that provides a dollar-for-dollar match of gifts up to $15,000 per year to certain educational institutions, arts and cultural organizations, and conservation and civic organizations.

No other remuneration is paid to non-employee directors for services as a director of the Company. Non-employee directors do not participate in the Company’s nonqualified deferred compensation plan or employee benefit plans, including, but not limited to, the qualified and nonqualified pension plans.

Director Stock Ownership Policy

We believe that we and our stockholders are best served when non-employee directors oversee the business with a long-term perspective. As such, we adopted stock ownership guidelines, under the belief that stock ownership is an important tool to strengthen the alignment of interests among our non-employee directors and our stockholders, to demonstrate our commitment to sound corporate governance. The Company has established guidelines setting expectations for the ownership of Common Stock by directors. The Director Stock Ownership Policy requires that directors hold a minimum of five times the value of the base annual retainer (the “ownership requirement”), currently $500,000 (five times $100,000). For this purpose, undistributed shares underlying restricted stock units (both vested and non-vested) are considered “held” by a director. Shares underlying unexercised stock options, whether such stock options are vested or unvested, are not considered “held” by a director. A director has five years from the date of such director’s election to the Board to meet the ownership requirement. However, even during the initial five-year phase-in period, directors are not permitted to sell shares of Common Stock, other than to satisfy tax liabilities triggered by Company equity grants, unless they will meet the ownership requirement (calculated based on the then-current annual cash retainer) immediately following any sale of Common Stock. The ownership requirement is tested at the time of any proposed sale or disposition of shares of Common Stock by a director, and after the initial five-year phase-in period, on December 31 of each year. As of December 31, 2023, all the directors were in compliance with the Director Stock Ownership Policy.

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DIRECTOR COMPENSATION TABLE 2023

The table below shows the total compensation paid to each non-employee director who served on the Board during 2023.

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards(2) ($) (c)	All Other Compensation(3) ($) (d)	Total ($) (e)
Pierre Brondeau	250,000	140,047	—	390,047
Eduardo E. Cordeiro	125,000	140,047	15,000	280,047
Carol Anthony (“John”) Davidson	115,000	140,047	15,000	270,047
Kathy L. Fortmann	100,000	140,047	10,000	250,047
C. Scott Greer	130,000	140,047	—	270,047
K’Lynne Johnson	118,333	140,047	11,000	269,380
Dirk A. Kempthorne	115,000	140,047	—	255,047
Paul J. Norris(4)	38,333	—	—	38,333
Margareth Øvrum	100,000	140,047	—	240,047
Robert C. Pallash	105,000	140,047	—	245,047
Patricia Verduin, Ph.D.	52,603	110,485	10,000	173,088
Vincent R. Volpe, Jr.(4)	35,000	—	15,000	50,000
(1)	Ms. Fortmann elected to receive her April 2023 – April 2024 annual retainer in RSUs rather than cash, which resulted in the grant of 822 RSUs to Ms. Fortmann on April 27, 2023. The RSU grant described in this footnote is reported in the cash amount earned.
(2)	The amounts in Column (c) reflect the grant date fair value of directors’ stock awards for 2023 computed in accordance with FASB ASC Topic 718. See Note 15 to the Consolidated Financial Statements contained in the Company’s report on Form 10-K for the year ended December 31, 2023 for the assumptions used in the valuations that appear in this column. The grant date for all directors, other than Dr. Verduin, was April 27, 2023 and the grant date for Dr. Verduin was July 17, 2023, due to her mid-year appointment. In each case, the number of shares granted was based on our closing price on the grant date. The aggregate number of unvested FMC restricted stock units outstanding at fiscal year-end for each non-employee director was as follows: Mr. Brondeau, 1,150; Mr. Cordeiro, 1,150; Mr. Davidson 1,150; Ms. Fortmann, 1,415; Mr. Greer, 1,150; Ms. Johnson, 1,150; Mr. Kempthorne 1,150; Ms. Øvrum, 1,150; Mr. Pallash, 1,150; and Dr. Verduin, 1,158.
(3)	This amount consists of Company charitable donations under the matching gifts plan, which are limited to $15,000 per director per year.
(4)	Messrs. Norris and Volpe retired from the Board, effective as of the 2023 Annual Meeting.

Corporate Governance

Communicating with the Board

Stockholders and any interested parties may communicate with the Board of Directors, the Lead Director, or any individual member of the Board as follows: Communications must be in writing, sent care of the Corporate Secretary, FMC Corporation, FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, PA 19104. All communications with the Board, the Lead Director or any individual director will be delivered as addressed.

Director Nomination Process

The Nominating and Corporate Governance Committee and other members of the Board identify candidates for consideration by the Nominating and Corporate Governance Committee. An executive search firm may also be utilized to identify qualified candidates for consideration. The Nominating and Corporate Governance Committee evaluates candidates based on the qualifications for director described in its Charter and summarized in the section above entitled “Director Qualifications and Board Diversity”. The Nominating and Corporate Governance Committee then presents qualified candidates to the full Board of Directors for consideration and selection. The Nominating and Corporate Governance Committee will consider nominees for election to the Board that are recommended by stockholders, applying the same criteria for candidates as discussed above, provided that a description of each nominee’s qualifications for the directorship, experience and background, a written consent by a nominee to act as such, and other information specified in the By-Laws, accompany the stockholder’s recommendation.

In addition to proposing a candidate for possible nomination by the Nominating and Corporate Governance Committee, any stockholder is entitled to directly nominate one or more candidates for election to the Board of Directors in accordance with the Company’s By-Laws. Notice of a stockholder’s intent to nominate one or more candidates for election as directors at the 2025 Annual Meeting must be delivered to the Company at the address set forth below, not later than January 30, 2025. All nominations, together with the additional information required by the Company’s By-Laws, must be sent to the Corporate Secretary,

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FMC Corporation, FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, PA 19104. A copy of the Company’s By-Laws may be obtained by writing to the Corporate Secretary at the same address. The Board reserves the right not to include such nominees in the proxy statement.

Our By-Laws include a proxy access provision which allows a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding Common Stock continuously for at least three years, to nominate and include in our proxy materials director nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in Article IV, Sections 2 and 2A and other applicable provisions of our By-Laws. Notice of any such nomination for the 2025 Annual Meeting must be received by the Corporate Secretary of the Company at FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, PA 19104, no earlier than October 16, 2024 nor later than November 15, 2024. However if the date of our 2025 Annual Meeting is more than 30 days before or more than 60 days after April 30, 2025 (the anniversary of the 2024 Annual Meeting) then notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2025 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the 2025 Annual Meeting or (ii) the tenth day following the day on which notice or prior public disclosure of the date of the 2025 Annual Meeting is given or made to stockholders.

Stockholders who intend to solicit proxies in support of nominees other than the Company’s nominees must provide the notice required under Rule 14a-19 under the Exchange Act to the Corporate Secretary no later than March 3, 2025.

Director Onboarding and Continuing Education

The Company is committed to supporting and educating directors on business operations, performance and strategy, as well as emerging issues, so that they can effectively carry out their responsibilities. The Company provides new directors with an orientation to familiarize them with the Company, including: financial performance and budget; commercial, manufacturing and research operations; strategic plans; sustainability; executive compensation; compliance programs; and other important policies and procedures. This orientation is facilitated through a series of meetings with senior executives, review of relevant background materials, and opportunities to visit the Company’s headquarters and primary research facility. Orientation materials are always available to all directors for their reference. At board meetings, directors receive regular updates from senior management leaders on overall business performance and deeper reviews of specific business units or functions, and key issues facing the Company. From time to time, the board meets at a major location other than the Company’s headquarters office, to gain further insight into local operations. The Company also regularly brings in outside experts to participate in board committee or full board meetings, to provide expert insight and education. During 2023, directors received in-depth reviews from internal and external experts on various topics including global agricultural markets and innovation, long range strategy development, cybersecurity, sustainability reporting, stockholder activism, and director fiduciary responsibilities.

Annual Performance Review

The Board and Committees perform annual self-evaluations of their performance. A questionnaire is sent to each director covering several topics, including Board structure and composition (and what additional skills, if any, may be needed), preparation of members and whether they stay abreast of issues, understanding of Company strategy, whether expectations and concerns are adequately communicated to the CEO, CEO succession planning procedures, performance of committees, and length and content of Board meetings. Each Committee member also completes a questionnaire assessing the performance of such member’s Committee.

After obtaining written responses to the questionnaires, the Corporate Secretary conducts a telephone interview with each director to elicit elaboration of views expressed and any other issues the director wishes to discuss. A written report summarizing the responses from the questionnaires and the telephone interviews is presented to the Nominating and Corporate Governance Committee to determine whether any action is required, with a copy of the report also going to the full Board. Individual responses remain anonymous to ensure complete candor.

Any concern or issue with regard to an individual director’s performance would be reviewed with the Lead Director for discussion with the director and any further action. The Board is committed to ensuring that its members maintain the necessary skills, qualifications, experience and diversity, and the Board will continue to consider and implement changes to the composition of the Board in light of its annual performance evaluations and new skills, if any, required in connection with strategic initiatives.

Retirement/Resignation Policy for Directors

The Board believes that long-tenured directors can be beneficial because of their deep knowledge of the Company acquired through service, the continuity and stability they offer, and their grasp of the historical perspectives, particularly related to the long-term business cycles associated with agriculture, that can inform Company strategy.

However, pursuant to our Statement of Governance Principles, Policies and Procedures, it is the policy of the Board that non-employee Directors will not be nominated for re-election no later than the annual meeting following their 75th birthdays.

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In addition, our Statement of Governance Principles, Policies and Procedures requires that a non-employee Director submit a resignation from the Board upon termination of such director’s active service as an employee of such director’s current employer or a significant change in responsibilities. The Nominating and Corporate Governance Committee shall review the situation and make a recommendation to the Board as to whether to accept the resignation. In the case of any such required retirement or resignation, the Board may request that a director who would otherwise be due to retire or resign continue such director’s service if (a) the policy would result in multiple director retirements in any 12-month period or (b) the Board deems such service to be in the best interest of our stockholders.

In accordance with our majority voting standard for the election of directors in uncontested elections, incumbent director nominees are required to tender a contingent resignation which would become effective if (i) the nominee does not receive a majority of the votes cast with respect to such nominee’s election at any meeting of stockholders at which directors are being elected and (ii) the Board accepts such resignation.

Directors who are also executive officers of the Company are expected to retire from the Board simultaneous with retirement as an executive of the Company unless requested by the Board to continue as a Board member for an agreed period.

Attendance at Annual Meetings

The Company’s policy is that all directors are expected to attend the Annual Meeting of Stockholders. Eleven of the twelve incumbent directors attended the 2023 Annual Meeting and the director who was unable to attend was excused for a medical/personal reason.

Stockholder Proposals for the 2025 Annual Meeting

Stockholders may make proposals to be considered at the 2025 Annual Meeting. In order to make a proposal for consideration at the 2025 Annual Meeting, a stockholder must deliver notice to the Company at the address set forth below, containing certain information specified in the By-Laws, not less than 60 or more than 90 days before the date of the meeting. However, if the Company provides public disclosure of the date of the 2025 Annual Meeting less than 70 days in advance of the meeting date, then the deadline for the stockholder’s notice and other required information is 10 days after the date of the Company’s notice or public disclosure of the date of the Annual Meeting.

In addition to being able to present proposals for consideration at the 2025 Annual Meeting, stockholders may also be able to have their proposals included in the Company’s proxy statement and form of proxy for the 2025 Annual Meeting. In order to have a stockholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to the Company at the address set forth below not later than November 15, 2024, and the stockholder must otherwise comply with applicable SEC requirements. If the stockholder complies with these requirements for inclusion of a proposal in the Company’s proxy statement and form of proxy, the stockholder need not comply with the notice requirements described in the preceding paragraph.

A copy of the Company’s By-Laws may be obtained by writing to the Corporate Secretary, and all notices referred to above must be sent to the Corporate Secretary, FMC Corporation, FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, PA 19104.

Corporate Governance Documents

The Company’s website is located at www.fmc.com. The following corporate governance documents are posted on the Investor Relations page of the website at investors.fmc.com/governance/governance-documents/:

•	Audit Committee Charter
•	Compensation and Human Capital Committee Charter
•	Executive Committee Charter
•	Nominating and Corporate Governance Committee Charter, including, as Appendix A, the FMC Corporation Statement of Governance Principles, Policies, and Procedures
•	Sustainability Committee Charter
•	FMC Corporation Statement of Governance Principles, Policies, and Procedures

Board Leadership Structure

Our Corporate Governance principles provide that the Board should consider the issue of separation of the Chairman and Chief Executive Officer positions under the circumstances prevailing from time to time. Since June 2020, the positions of Chairman and Chief Executive Officer have been separated. Pierre Brondeau, formerly our Chief Executive Officer and then our Executive Chairman, currently serves as the Company’s non-executive Chairman, a position he has held since April 2021.

Mr. Brondeau’s current term as a director of the Company will expire at the 2024 Annual Meeting. The Board has requested, and Mr. Brondeau has agreed, that he be re-nominated as a director and, assuming his re-election at the 2024 Annual Meeting, that he continue to serve as non-executive Chairman. Assuming his re-election, Mr. Brondeau is expected to continue to serve as a member of the Executive Committee of the Board of Directors.

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C. Scott Greer has served as the Lead Director of the Company since April 2022, and, assuming his re-election at the 2024 Annual Meeting, the independent directors of the Board have elected him to serve a second two-year term through the date of the 2026 Annual Meeting. As set forth in the Corporate Governance Principles, the responsibilities of the Lead Director under this structure include: serving as the liaison between the Chairman and the independent directors, advising on information sent to the Board, calling meetings of the independent directors, and presiding at all meetings at which the Chairman is not present, including executive sessions.

Board’s Role in Overseeing the Risk Management Process

As part of the Company’s risk management process, the Board regularly discusses with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps the Company takes to manage them. The Board also reviews the designation of the management person or entity responsible for managing such risks, and evaluates the steps being taken to mitigate the risks. The Board’s monitoring role is carried out by either the full Board or a Committee that reports to the Board, depending on the risk in question. The Board has determined that a separate Risk Committee is not warranted at this time.

Overview of Stockholder Engagement

The Company is committed to engaging with our stockholders. We regularly connect with stockholders throughout the year to answer their questions and solicit their views. In addition, we also conduct a regular outreach process during January and February to solicit stockholder feedback for the Board prior to its review and approval of the proxy statement.

Following the strong stockholder support (approximately 91%) of our Say on Pay proposal last spring and the engaging conversations with stockholders on environmental, social and governance (ESG) topics over the last year, we conducted another outreach on ESG. In addition, we discussed the ongoing execution and our Board’s oversight of our long-term strategy that was outlined at the 2023 Investor Day.

Since the 2023 proxy statement, we contacted 50 stockholders (representing approximately 70% of our common shares outstanding) offering to engage with them and held 17 calls or meetings with stockholders (representing approximately 45% of our common shares outstanding) during this engagement cycle. We discussed the Company’s continued progress on environmental goals including the approval of our net-zero by 2035 target by the Science Based Targets Initiative (SBTi).

Additional highlights from those calls included:

•	Overview and discussion of our strategic plan, including the three core ambitions – to transform our reationship with growers, to maintain our industry leadership in safety, sustainability and innovation, and to deliver superior growth and returns
•	Balancing operating costs and maintaining focus on efficiency while driving sustainability initiatives
•	Board structure and composition – highlighting the addition of three new board members since 2020
•	Executive compensation came up only in the context of whether additional sustainability metrics will be included as performance measures

Code of Ethics and Business Conduct Policy

The Company has a Code of Ethics and Business Conduct that applies to all directors, officers (including its Chief Executive Officer, Chief Financial Officer and Controller) and employees. It is posted on the Investor Relations page of the Company’s website under “Governance —Corporate Policies” at investors.fmc.com/governance/corporate-policies/.

The Company intends to post any amendments to, or waivers from, the Code of Ethics and Business Conduct required to be disclosed by either SEC or NYSE regulations on the “Governance — Corporate Policies” section of the Investor Relations page of the Company’s website at investors.fmc.com/governance/corporate-policies/.

Compensation and Human Capital Committee Interlocks and Insider Participation

During the last fiscal year, Ms. Johnson, Ms. Fortmann, Mr. Kempthorne, and Dr. Verduin (and Messrs. Norris and Volpe, until their April 27, 2023 retirement) served as members of the Compensation Committee. All members of the Compensation Committee during 2023 were non-employee directors, each of whom was determined by the Board to be independent on the basis described in the above section entitled “Committees and Independence of Directors.” None of the current or former members listed above has been an officer or employee of the Company, and no executive officer of the Company has served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during 2023.

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Related Party Transactions Policy

The Board of Directors has adopted a written Statement of Policy with respect to Related Party Transactions sets forth the Company’s position and procedures with respect to review, approval or ratification of related party transactions, including the types of transactions addressed by the Policy, and the corporate function responsible for applying the Policy and related procedures.

Under the Policy, “related parties” are defined to include executive officers and directors of the Company and their immediate family members, a stockholder owning in excess of 5% of the Company (or its controlled affiliates), and entities in which any of the foregoing have a substantial ownership interest or control. With respect to any transaction where a related party receives a benefit in excess of a de minimis amount of $5,000 (when aggregated with all similar transactions) the Policy requires that the transaction be pre-approved (or, if less than $120,000, ratified) by the Audit Committee and disclosed where required by SEC rules. The Policy also provides that any related party who is presented with a “corporate opportunity” within the Company’s line of business, must first offer that opportunity to the Company.

Notwithstanding the foregoing, in the case of an ordinary course of business transaction between the Company and an entity of which a director of the Company is an executive officer or significant stockholder of the entity, provided the director does not otherwise have a material interest in the transaction, the Policy provides a different standard for the review and approval of transactions that involve payments in any year to or from the Company in excess of either: (i) 1% of the Company’s annual consolidated revenue for the most recently completed fiscal year or (ii) the greater of $1 million or 1% of the other entity’s consolidated revenue for the most recently completed fiscal year. If the transaction does not exceed the above-mentioned thresholds (and the director does not have a material interest in the transaction), the transaction will be reviewed by the Nominating and Corporate Governance Committee as part of its review of director independence. If the director does have a material interest in the transaction, regardless of whether the above-mentioned thresholds are exceeded, the transaction must be approved or ratified by the Audit Committee in accordance with the preceding paragraph.

In the event of an ordinary course of business transaction that exceeds the above-mentioned thresholds where the director does not have a material interest, the transaction is not required to be pre-approved by the Audit Committee. Instead, the Audit Committee will review the transaction as soon as possible and will determine whether to either ratify or disallow the transaction. In the case of any such transaction associated with prospective directors, review and approval by the Audit Committee must occur prior to the director’s election. After approval or ratification, in each case the director will provide updated information at least annually on the aggregate payments involved in the transaction. This information will be reviewed by the Nominating and Corporate Governance Committee in connection with its review of directors’ independence. If the aggregate amounts involved in the transaction exceed the thresholds noted above, the Audit Committee shall be required again to review and ratify the transaction.

The Related Party Transactions Policy does not apply to transactions available to all employees generally and transactions involving solely matters of executive compensation.

There were no related party transactions required to be approved or ratified by the Audit Committee under the Policy or disclosed pursuant to SEC rules since January 1, 2023.

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V.      SECURITY OWNERSHIP OF FMC CORPORATION

Management Ownership

The following table shows, as of December 31, 2023, the number of shares of Common Stock beneficially owned by each current director or nominee for director, the executive officers named in the Summary Compensation Table, and all current directors, nominees for director and executive officers as a group. Each director or nominee and each executive officer named in the Summary Compensation Table (“NEOs”) beneficially owns less than 1% of the Common Stock.

Name	Beneficial Ownership on December 31, 2023 FMC Common Stock	Percent of Class
Pierre Brondeau(2)	331,419	*
Eduardo E. Cordeiro(2)	23,374	*
Carol Anthony (“John”) Davidson(2)	5,764	*
Mark Douglas(1)	260,209	*
Kathy L. Fortmann(2)	1,837	*
C. Scott Greer(2)	65,011	*
K’Lynne Johnson(2)	26,039	*
Dirk A. Kempthorne(2)	45,752	*
Margareth Øvrum(2)	14,004	*
Robert C. Pallash(2)	46,721	*
Ronaldo Pereira(1)	37,006	*
Michael F. Reilly(1)	49,145	*
Andrew Sandifer(1)	79,380	*
Jacqueline Scanlan(1)	0	*
Patricia Verduin, Ph.D.(2)	57	*
All current directors and executive officers as a group — 17 persons(1)(2)	1,010,039	*
*	Less than 1% of class.
(1)	Shares “beneficially owned” include: (i) shares owned or controlled by the individual; (ii) shares held in the FMC Corporation Savings and Investment Plan for the account of the individual as of December 31, 2023; (iii) restricted stock units that will vest within 60 days of December 31, 2023 (9,083 for Mr. Douglas, 3,130 for Mr. Sandifer, 1,486 for Mr. Pereira, 1,744 for Mr. Reilly, 890 for two executive officers not listed above, and 16,333 for all executive officers as a group); (iv) shares subject to options that are exercisable within 60 days of December 31, 2023 (148,603 for Mr. Douglas, 45,985 for Mr. Sandifer, 18,593 for Mr. Pereira, 31,232 for Mr. Reilly, 19,418 for two executive officers not listed above, and 263,831 for all executive officers as a group); and (v) shares subject to performance-based restricted stock units that will be settled within 60 days of December 31, 2023 (8,087 for Mr. Douglas, 1,488 for Mr. Sandifer, 532 for Mr. Pereira, 829 for Mr. Reilly, 249 for an executive officer not listed above, and 11,185 for all executive officers as a group). Item (iii) includes restricted stock units which the holder has no power to vote or dispose of, but in respect of which the holder is entitled to a cash payment equal to the amount of any dividends paid by the Company on its Common Stock.
(2)	Includes vested restricted stock units credited to individual accounts of non-employee directors (see section above entitled “Director Compensation”). The number of restricted stock units credited to directors included in the table above is as follows: Mr. Brondeau, 2,277; Mr. Cordeiro, 14,395; Mr. Davidson, 4,264; Ms. Fortmann, 1,837; Mr. Greer, 22,856; Ms. Johnson, 21,688; Mr. Kempthorne, 38,140; Ms. Øvrum, 12,824; Mr. Pallash, 42,876; and all directors as a group, 161,157. Directors have no power to vote or dispose of shares represented by restricted stock units until the shares are distributed and, until such distribution, directors have only an unsecured claim against the Company. The holders of these restricted stock units will be credited with additional restricted stock units having a value equal to the amount of any dividends paid by the Company on its Common Stock. Previously credited amounts are included in the table above. Shares “beneficially owned” by Mr. Brondeau also include (i) 1,456 restricted stock units that will vest within 60 days of December 31, 2023 and (ii) 211,284 shares subject to options that are exercisable within 60 days of December 31, 2023. Such shares were granted to Mr. Brondeau during his time as an employee of the Company; Mr. Brondeau ceased to be an employee of the Company on April 27, 2021 and currently serves as a non-employee director.

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Other Security Ownership

Based on available information, the persons listed below beneficially own more than 5% of the Company’s outstanding shares of Common Stock as of December 31, 2023:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	14,521,747 shares	(1)	11.64%
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	12,547,766 shares	(2)	10.06%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	10,265,166 shares	(3)	8.2%
(1)	Based on a Schedule 13G/A filing dated February 13, 2024, as of December 29, 2023, The Vanguard Group, Inc. had shared voting power as to 160,467 shares, sole dispositive power as to 13,971,458 shares and shared dispositive power as to 550,289 shares.
(2)	Based on a Schedule 13G/A filing dated January 10, 2024, as of December 29, 2023, Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP had shared voting power as to 11,185,411 of such shares and shared dispositive power as to all of the shares. Wellington Management Company LLP had shared voting power as to 10,255,738 of such shares and shared dispositive power as to 10,739,475 of the shares.
(3)	Based on a Schedule 13G/A filing dated January 25, 2024, as of December 31, 2023, BlackRock, Inc. had sole voting power as to 9,169,283 of such shares and sole dispositive power as to all of the shares.

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VI.     EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion & Analysis describes the philosophy, objectives, process, structure and additional aspects of our 2023 executive compensation program. This section is intended to be read in conjunction with the tables which immediately follow, which provide further historical compensation information for our named executive officers (“NEOs”) as identified below.

The NEOs in 2023 were:

Mark Douglas	President and Chief Executive Officer
Andrew Sandifer	Executive Vice President and Chief Financial Officer
Ronaldo Pereira	Executive Vice President and President, FMC Americas
Michael F. Reilly	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
Jacqueline Scanlan(1)	Executive Vice President and Chief Human Resources Officer
(1)	Ms. Scanlan joined the Company effective September 25, 2023. Please see the section entitled “Leadership Transition” below.

Quick CD&A Reference Guide

Executive Summary Section I	29
Objectives and Philosophy Section II	34
Compensation Determination Process Section III	34
Components of Executive Compensation Section IV	36
Additional Compensation Policies and Practices Section V	45

Executive Summary

Financial Highlights

FMC results declined in 2023, as a result of volume headwinds from a continuation of channel destocking behavior that began in latter half of the second quarter of 2023. Revenue decreased by 23% in 2023 as compared to 2022. FMC initiated a global restructuring process in response to the industry downturn in order to right-size our cost base and optimize the Company’s footprint.

2023 performance includes, as compared to 2022 results:

•	Revenue of $4.49 billion, representing a 23% decrease. On a regional basis, sales in North America decreased 16%, sales in Latin America decreased by 33%, sales in Europe, Middle East and Africa decreased 14% and sales in Asia decreased 21%.
•	GAAP net income of $1.32 billion, representing a 78% increase
•	Adjusted EBITDA of $978 million, representing a 30% decrease
•	GAAP earnings of $10.53 per diluted share, representing a 81% increase
•	Adjusted earnings of $475 million, representing a 49% decrease
•	GAAP cash flow from operations of $(300) million, representing a 145% decrease
•	Free cash flow of $(524) million, representing a 202% decrease

We believe our executive team has been properly motivated through our executive compensation program to focus on the achievement of our strategic business goals, both in the short term and long term. We realize that an intense focus on the long-term health and direction of the Company is essential. As such, our executive compensation program has been carefully constructed to appropriately motivate executives to accomplish short-term objectives that are part of our strategy and to create long-term, sustainable stockholder value, and it predominantly rewards executives for the achievement of various goals. In fact, we link a significant portion of compensation, including approximately 87% of our CEO’s compensation, directly to key measures of our corporate performance – including adjusted earnings, operating cash flow and share price performance (both absolute and relative).

Our executive compensation program embodies our pay-for-performance philosophy. If the Company’s performance relative to the applicable metric exceeds the threshold, target or maximum level, then the amounts of cash or equity earned correspond to such performance. Alternatively, if the Company’s results do not exceed the threshold level for a performance metric, then no amounts would be earned or vested. In 2023, we did not achieve the threshold Adjusted Earnings level in our annual incentive plan, and, therefore, there were no payouts resulting from the Company-wide performance which represents 70% of the annual incentive opportunity, demonstrating the robust pay-for-performance orientation of our annual incentive plan.

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As an important input to our process, our Chairpersons of the Compensation Committee and Nominating Committee and management have also continued to engage in broad stockholder engagement and dialogue regarding our corporate governance, including executive compensation.

In the process, we have established critical feedback channels to ensure that we receive and consider such input. Incorporating stockholder feedback continues to be a vibrant and consistent part of the compensation design process.

For a discussion of certain non-GAAP financial measures referred to in this proxy statement, including Adjusted EBITDA, Adjusted Earnings, and Free Cash Flow, as well as a reconciliation of these items to the most directly comparable financial measures calculated and presented in accordance with GAAP, reference is made to the sections captioned “Results of Operations – 2023, 2022 and 2021” on p. 26 and “Liquidity and Capital Resources – Free Cash Flow” on p. 38, in each case in our Form 10-K for the year ended December 31, 2023, filed with the SEC on February 27, 2024. We believe that these non-GAAP measures are helpful to management and investors as a measure of operating performance because they exclude various items that do not relate to or are not indicative of operating performance. Such non-GAAP measures should not be considered as a substitute for net income (loss), cash provided (required) by operating activities of continuing operations, or other measures of performance or liquidity reported in accordance with GAAP.

Key Aspects of Our 2023 Executive Compensation Program

Majority of CEO and Continuing NEO Total Compensation is Performance-Based

As shown in the table below, approximately 87% of our CEO’s 2023 regular annual target total compensation was variable and at-risk, with 52% being performance-based. Similarly, 72% of our other continuing NEOs’ annual target compensation was variable, with 42% being performance-based. These proportions enhance the strong link between pay and performance for our CEO and other continuing NEOs and the alignment of interests with those of the Company and its stockholders.

The table below illustrates the mix of fixed base salary, annual incentive and long-term target incentive compensation in the form of PRSUs, RSUs and options that we provided to our CEO in 2023, and the high proportion that is variable and at-risk.

	2023 CEO Target Total Direct Compensation

Executive	Base Salary ($)	Target Annual Incentive ($)	2023 Target Long-Term Incentive: PRSUs ($)	2023 Target Long-Term Incentive: RSUs ($)	2023 Target Long-Term Incentive: Options ($)	Total ($)
Mark Douglas	1,215,000	1,640,250	3,375,000	1,350,000	2,025,000	9,605,250
% of Long-Term Incentive			50%	20%	30%
% of Overall Total	13%	17%	35%	14%	21%	100%

In order to further reinforce the alignment of the interests of the CEO and other NEOs with those of the Company and its stockholders, such executive officers are subject to the Company’s Executive Stock Ownership Policy, which requires CEO ownership of Company securities having a value of six times the CEO’s base salary, CFO ownership of Company securities having a value of three times the CFO’s base salary, and other NEOs’ ownership of Company securities having a value of two times such NEO’s base salary. Performance-based compensation also is subject to the Company’s clawback policy, which requires the Compensation Committee to recoup certain cash and equity incentive compensation paid to or deferred by certain executive officers in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws. Under the clawback policy, the Compensation Committee will require recoupment if it determines that incentive-based compensation received by an executive officer exceeds the amount of incentive-based compensation that otherwise would have been received, had it been calculated based on the restated amounts. In addition, the Company’s Incentive Stock Plan allows the Company, prior to a change in control, to effectuate a clawback in the event of serious misconduct or competitive activity by the recipient of an equity award.

50% of CEO and 40% of Other Continuing NEO Equity Compensation is Performance-Based

In addition, 50% of our CEO’s and 40% of our other continuing NEOs’ target long-term incentive annual equity grant was in the form of PRSUs. The PRSUs are based 70% on relative TSR, compared to a peer group consisting of the S&P 1500 Composite Chemical Index plus select additional chemical company peers, measured over individual annual performance periods and a full three-year performance period, and 30% on cumulative operating cash flow, measured over a three-year performance period. The CEO’s long-term incentive equity grant also included 20% RSUs and 30% options, and the other continuing NEOs’ long-term equity grants included 30% RSUs and 30% options, all of which have three-year cliff vesting.

The proportion of total compensation that was variable and at-risk and the performance-based metrics further enhanced the link between pay and performance for the CEO and other continuing NEOs and strengthened the alignment of the interests of the executive officers with those of our stockholders.

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Annual Cash Incentive: Rigorous, Pre-Set Financial Goal; Unearned 2023 Annual Incentive Payout Demonstrates Pay for Performance Alignment

At the beginning of 2023, we established an annual cash incentive plan target for Adjusted Earnings that was rigorous, aggressive and challenging, attainable only with strong performance, and that took into account the relevant opportunities and risks, including the significant continuing headwinds we were facing.

The 2023 Adjusted Earnings target was set at $893 million, nearly the same as the 2022 target, and a decrease from the prior year actual, attributable to anticipated increases in interest expense and taxes from 2022 to 2023. The Compensation Committee first developed a 2023 Adjusted EBITDA target that was a meaningful increase above 2022 Adjusted EBITDA results. The Compensation Committee then took into account the anticipated sharp rise in interest rates that began to accelerate from the end of 2022, and also considered expected higher taxes, particularly attributable to anticipated higher foreign earnings subject to US Global Intangible Low-Taxed Income (GILTI). Upon consideration of these factors, as well as supporting advice from the Compensation Committee’s independent compensation consultant, the Compensation Committee set the 2023 Adjusted Earnings target at a level requiring significant effort to achieve.

Actual performance on Adjusted Earnings was below the threshold performance level, resulting in no payout for our CEO and other continuing NEOs as a consequence of the Company-wide performance which represents 70% of the annual incentive opportunity, clearly demonstrating the rigor of our targets and alignment between pay and performance.

Peer Group: Rigorously Determined and Appropriate

Each year, the Compensation Committee reassesses the group of peer companies used as a reference point for evaluating executive compensation. In connection with determining the compensation of the CEO and other named executive officers, in the second half of 2022, the Compensation Committee conducted a review of our peer group to ensure its continued appropriateness. The Compensation Committee gave careful consideration to the selection criteria, the range of values on such criteria and the companies included, ultimately determining to add three companies and to omit six companies based on the criteria. Consistent with best practices for corporate governance, the Compensation Committee has committed to review the peer group annually.

Base Salaries

Mr. Douglas, our President and CEO, received a base salary increase of 5.7%. The base salaries of our other continuing NEOs increased by amounts ranging from 5.0% to 10.0% based upon consideration of market salary ranges and on job performance. Ms. Scanlan’s initial base salary rate is described in the section entitled “Leadership Transition” below.

Annual Incentive Opportunity

Company-wide performance accounted for 70% of the annual incentive performance goals; individual performance goals accounted for the other 30%.
Adjusted Earnings is the sole Company-wide metric for our CEO and all other continuing NEOs, with Free Cash Flow continuing to serve as a modifier.
The Compensation Committee set the Adjusted Earnings target at a level that it considered rigorous and challenging to achieve. Factoring in anticipated increased interest rates and taxes and other factors, the target was set lower than prior year levels.
The Adjusted Earnings goal had a threshold performance level of approximately 91% of target, which must be exceeded in order for any payout to be earned.

The target opportunity percentage for Mr. Douglas was increased to 135% from 130%. The target opportunity percentages for the other continuing NEOs remained unchanged from the prior year.

Adjusted Earnings for the purposes of the annual incentive were $475 million, below the threshold performance level of $809 million. Free Cash Flow was $(524) million, below the threshold performance level of $575 million, which would have resulted in a 10% reduction in the final rating, except that Adjusted Earnings did not exceed the threshold.

Ms. Scanlan commenced employment with FMC at the end of 2023 and therefore did not participate in the annual incentive program for 2023. The bonuses for which Ms. Scanlan was eligible in 2023 are described in the section entitled “Leadership Transition” below.

Long-Term Incentive Awards

The primary (70%) performance metric for the performance-based RSUs remained TSR relative to a custom peer group using the S&P 1500 Composite Chemical Index plus select additional companies.
The secondary (30%) performance metric, three-year cumulative operating cash flow, remained.
Performance-based RSUs represented 50% of the long-term equity granted to Mr. Douglas and 40% of the long-term equity granted to the other continuing NEOs.
Time-based RSUs represented 20% of the total long-term equity grants to Mr. Douglas and 30% of the grants to the other continuing NEOs.
Stock options represented 30% of the total long-term equity grants to Mr. Douglas and the other continuing NEOs.

Ms. Scanlan commenced employment with FMC at the end of 2023 and therefore did not receive a long-term incentive award for 2023. However, Ms. Scanlan received a sign-on grant of RSUs in lieu of compensation relinquished from her prior employer, as described further in the section entitled “Leadership Transition” below.

•	2021-2023 Performance-Based RSUs Payout. The performance-based RSUs granted in 2021 included both the relative TSR primary metric and the three-year cumulative operating cash flow secondary metric. The Company generated a (47.42)% 2023 annual and (41.10)% cumulative TSR from 2021 to 2023, and its relative percentile ranking for these performance periods were 6.1% and 8.2%, respectively. Based on this performance, the continuing NEOs earned a total of 50% of the target number of performance-based RSUs that had relative TSR as the metric. The Company also produced three-year cumulative operating cash flow of $2,574 million, relative to a target of $3,891 million. Based on this performance, the continuing NEOs received no performance-based RSUs that had operating cash flow as the metric.

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2023 Say on Pay Vote and Stockholder Engagement

At our 2023 annual meeting of stockholders, our stockholders approved, on an advisory basis, the compensation of our NEOs, with approximately 91% of the shares present and entitled to vote on the matter “For” such approval. The Compensation Committee viewed the approval by stockholders of the executive compensation program at such a strong level as evidence that a substantial majority of stockholders are aligned with our executive compensation program.

Members of the Board and FMC management continue to engage regularly in dialogue with a broad spectrum of the Company’s stockholders. Following the 2023 annual meeting, we reached out to our top 50 stockholders, representing approximately 70% of our common shares outstanding. We held calls with 17 stockholders, representing approximately 45% of our common shares outstanding, and members of our Compensation, Nominating, and Sustainability committees as well as members of our management team participated in these discussions to demonstrate our commitment to strong corporate governance and our effort to gather input from our stockholders, which we believe enables us to better understand their perspectives. Our discussion included, without limitation, ESG topics, customer engagement, strategy updates and board refreshment policy.

How Our Pay Program Works

We believe that the design and structure of our pay program, and in particular our incentive plans, support FMC’s business strategy. Our program reflects our pay for performance approach and our objective to align executive officer focus and interest with that of stockholders. Our annual incentive plan reflects a focus on income statement metrics, while our long-term performance awards were based 70% on relative TSR performance to align with stockholder value and 30% on three-year cumulative operating cash flow, a key strategic priority and value driver. All elements have been carefully chosen and utilized; the value received and realizable for FMC executives is aligned with corporate performance.

Elements of Pay

Our compensation program is designed to reward executives for achievement of our Company’s short-term and long-term goals. In doing so, we have also constructed the pay program to attract and retain world-class talent and to align executive compensation pay opportunities with the interests of stockholders. The Compensation Committee has selected the following framework to achieve these objectives:

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Target Total Direct Compensation Mix

Consistent with our objectives as stated above, and our overarching focus on pay and performance alignment, the pay mix was set as follows:

•	The largest portion of compensation is variable, at-risk pay, in the form of annual and long-term incentives (including annual incentive, performance-based RSUs (“PRSUs”), options and time-based RSUs)
•	Our program provides a balance between long-term and short-term awards, and the performance objectives are consistent with our business strategy

Percentage of total direct compensation (“TDC”) as shown in the above charts is based on the 2023 base salary, the 2023 annual incentive compensation opportunity (assuming achievement at the target level)-referred to as “Bonus” in the above charts, the grant date fair value of the performance-based RSUs (assuming vesting at the target achievement level) and the grant date fair value of the time-based stock options and RSU awards. Each compensation element is outlined in more detail in the 2023 Summary Compensation Table below. Ms. Scanlan commenced employment with FMC at the end of 2023 and, therefore, her compensation is not included in the above charts. The compensation elements for Ms. Scanlan’s compensation are outlined in more detail in the 2023 Summary Compensation Table below and in the section entitled “Leadership Transition” below.

Compensation Program Governance

Our Compensation Committee is responsible for oversight of the Company’s compensation program and values. A significant part of this is aligning management interests with the Company’s business strategies and goals, as well as the interest of our stockholders, while also mitigating excessive risk taking. To that end, FMC has committed to numerous governance practices and safeguards to ensure the compensation program does not misalign those interests.

What We Do	What We Don’t Do
Use equity for long-term incentive awards	No highly leveraged incentive plans that encourage excessive risk taking
Determine performance-based RSUs based on relative TSR and operating cash flow	No excessive perquisites
Provide change in control benefits under double-trigger circumstances only	No guaranteed bonuses
Benchmark against peers whose profile, operations, and business markets share similarities with the Company	No discounted stock options
Maintain an executive stock ownership policy	No repricing without stockholder approval or backdating of stock options
Apply anti-pledging and anti-hedging policy for Company shares	No immediate vesting of stock options or restricted stock units except for certain change-in-control with termination and retirement-eligible situations
Maintain a clawback policy designed to recoup incentive compensation paid to executive officers based on erroneously prepared financial statements, and an additional clawback trigger in the Company’s long-term incentive plan	No excise tax gross-ups under our executive officer compensation program
Engage independent advisors
Maintain an appropriate balance between short-term and long-term compensation which discourages short-term risk taking at the expense of long-term results
Cap annual incentive plan payouts and number of PRSUs that may be earned under long-term incentive plan

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Objectives and Philosophy

The Company’s executive compensation program is designed to attract, motivate and retain top talent, to pay for performance and to align the financial interests of the NEOs with those of the Company’s stockholders. In designing compensation arrangements for NEOs, the Compensation Committee has considered the importance of:

•	Balancing variable compensation components so that appropriate focus is put on achieving both short-term and long-term operating and strategic objectives;
•	Motivating NEOs to achieve desired financial and operational results using sound business judgment and without inappropriate risk taking;
•	Ensuring that the achievement of key financial goals and strategic objectives is financially rewarding for NEOs;
•	Displaying a clear correlation between the cost of compensation and pay for performance; and
•	Aligning the interests of NEOs with the Company’s stockholders.

In general, we believe it is critical to pay executives at a competitive level relative to our peer group in order to attract and retain the talent we need to deliver high performance. In addition to looking at our peer group, we make individual pay decisions based on a variety of factors such as Company, business unit and individual performance, scope of responsibility, critical needs and skills, experience, time in the role, leadership potential and succession planning.

The Compensation Committee believes that subjecting a significant percentage of TDC to performance conditions helps focus the executive on achieving key objectives that are important to executing our strategy and delivering the performance expected by stockholders.

Compensation Determination Process

Role of Compensation and Human Capital Committee

The Compensation and Human Capital Committee (the “Compensation Committee”) establishes our compensation philosophy and objectives, determines the structure, components and other elements of executive compensation, and reviews and approves the compensation of the NEOs or recommends it for approval by the Board. The Compensation Committee structures the executive compensation program to accomplish its articulated compensation objectives in light of the compensation philosophy described above.

The Compensation Committee recognizes its responsibility to maintain a competitive executive compensation program that will support the Company’s ability to attract, motivate and retain top talent while at the same time aligning the financial interests of the executives with those of stockholders. Pay for performance and market-based compensation are important elements of the Company’s compensation philosophy. The Compensation Committee considers several measures of corporate performance, job performance, and labor market dynamics, as well as stockholder feedback, in the design and administration of the NEO compensation arrangements described later in this section.

The Compensation Committee establishes total compensation for the CEO annually at its February meeting. The Compensation Committee reviews and evaluates the performance of the CEO and determines base salary, annual incentive opportunity, and long-term incentive awards in light of corporate goals and objectives. The CEO does not participate in Compensation Committee discussions regarding his own compensation.

Role of Management

The Compensation Committee, with the input of the CEO, also establishes compensation for the other NEOs. Specifically, the CEO evaluates the performance of the other NEOs annually and makes recommendations to the Compensation Committee each February regarding the compensation of those other NEOs. The CEO’s input is particularly important in connection with base salary adjustments and the determination of the Individual Measures ratings (Annual Performance Incentive (“API”)) as part of our annual incentive plan. In each of these instances, the process starts with the CEO’s recommendation, and that recommendation is afforded great weight by the Compensation Committee. The CEO participates in Compensation Committee discussions regarding other NEOs’ compensation. The Compensation Committee views the CEO’s significant role in the compensation process for other NEOs, and the deference afforded to his recommendations, as appropriate in light of his greater familiarity with the day-to-day performance of his direct reports and the importance of incentive compensation in driving the execution of managerial initiatives developed and led by the CEO. That said, the Compensation Committee makes the ultimate determination regarding the compensation of each of the NEOs.

Role of Compensation Consultant

The Compensation Committee recognizes that there is value in procuring independent, objective expertise and counsel in connection with fulfilling its duties and has the authority to retain an independent compensation consultant to assist it in carrying out its responsibilities.

The Compensation Committee retained Aon as its independent compensation consultant for 2023 compensation decisions. Aon reported directly to the Compensation Committee, and the Compensation Committee has the sole authority to retain, terminate and obtain the advice of Aon at the Company’s expense.

Aon’s advice was taken into consideration for all aspects of 2023 compensation as delineated in the Summary Compensation Table.

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For 2023, Aon provided the Compensation Committee with advice and counsel on a broad range of executive compensation matters. The scope of Aon’s services included, but was not limited to, the following:

•	Apprising the Compensation Committee of compensation-related trends and developments in the marketplace;
•	Informing the Compensation Committee of regulatory developments relating to executive compensation practices;
•	Advising the Compensation Committee on appropriate peer companies for compensation pay levels and design practices, as well as relative performance comparisons;
•	Providing the Compensation Committee with an assessment of the market competitiveness of the Company’s executive compensation;
•	Assessing the relationship between executive compensation and corporate performance; and
•	Recommending changes to the executive compensation program to maintain competitiveness and ensure consistency with business strategies, good governance practices and alignment with stockholder interests.

At the time that FMC engaged Aon as its executive compensation advisor, the Compensation Committee was aware of the types and general magnitude of the fees for other services that Aon provided to FMC. Aon was selected because the Compensation Committee is confident that the team advising on executive compensation issues was both highly qualified and would be independent.

For 2023, in determining the independence of Aon, the Compensation Committee considered independence in light of the six independence factors set forth in the SEC rules and NYSE listing standards. In total, fees paid to Aon during 2023 for services not related to Aon’s work with the Compensation Committee, such as global pension, investment and consulting services and risk brokerage services, were approximately $3,346,117. Fees paid to Aon during 2023 for services related to recommending the amount and form of executive and director compensation were approximately $490,931. Aon had been providing services in areas other than executive compensation consulting to FMC prior to the Compensation Committee’s selection of Aon for executive compensation consulting services.

In terms of assessing independence, the Compensation Committee also gave credit to the safeguards that Aon’s executive compensation practice has put in place to maintain its independence. The Compensation Committee also considered that no business or personal relationships exist between any members of the consultants’ teams advising the Company on the one hand, and the Company, any members of the Compensation Committee or any executive officers on the other hand, other than in connection with the services provided. Therefore, the Compensation Committee has concluded that Aon is independent, as no conflict of interest exists between Aon and the Company.

Peer Group

The Compensation Committee believes that obtaining relevant market and benchmark data is very important in making determinations about executive compensation. Such information provides a solid reference point for making decisions and very helpful context, even though, relative to other companies, there are differences and unique aspects of the Company.

The Company relies on both industry surveys and analysis of proxy statements from peer companies (the “Market”) prepared by its compensation consultant to assess the market competitiveness of the components of its NEO compensation and to validate the appropriateness of TDC, including the appropriate mix of cash and equity, as well as NEO benefits and perquisites. Proxy statement data may not be available for all jobs that are direct comparisons to jobs held by the Company’s NEOs. In such cases, the Company relies more on the broader survey data to assess acceptable ranges for the elements of executive compensation. The Company also believes that internal equity is an important and necessary consideration in valuing jobs. The Company may, as a matter of policy, adjust individual components of TDC to align with the Market or with its general executive pay philosophy as described in the preceding section. However, the Company does not adjust components of TDC based on the amount of compensation earned by an NEO in any prior period.

In connection with determining 2023 executive compensation, the Company reviewed a market study of executive compensation at peer companies. The peer group is reviewed periodically for appropriateness, comparability in market segment and industry focus and to account for merger and acquisition activity affecting the companies. Guidelines used for developing the peer group include similar industry representation and revenue and market capitalization generally within the range of one-third to three times that of FMC. Based on the criteria, for 2023, the Company added Bunge Limited, The Andersons, Inc. and Darling Ingredients Inc. to the peer group and omitted Axalta Coating Systems Ltd., The Chemours Company, Huntsman Corporation, Olin Corporation, PPG Industries, Inc., and Westlake Corporation.

Albemarle Corporation	Darling Ingredients Inc.
The Andersons, Inc.	Eastman Chemical Company
Ashland Inc.	Ingredion Incorporated
Avient Corporation	International Flavors & Fragrances Inc.
Bunge Limited	The Mosaic Company
Cabot Corporation	Nutrien Ltd.
Celanese Corporation	RPM International, Inc.
CF Industries Holdings, Inc.	The Scotts Miracle-Gro Company
Corteva, Inc.

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	Market Cap ($mm)	2021 Revenue ($mm)
2023 Peers
25th percentile	$5,132	$4,950
Median	$11,266	$8,358
75th percentile	$18,901	$13,983
FMC Corporation	$13,086	$5,045
Rank	55%	30%

Note: Revenue amounts are for the most recent year ended March 31, 2022. Market capitalization amounts were as of June 16, 2022.

Components of Executive Compensation

The NEO compensation program consists of three primary elements: base salary, an annual incentive and a long-term incentive. The Compensation Committee regularly reviews all components of the program in order to verify that each executive officer’s total compensation is consistent with its compensation philosophy and objectives and that the component is serving a purpose in supporting the execution of our strategy. The value of, and allocation to, each of these elements is commensurate with the level of responsibility and impact of our results for each executive.

Base Salary

Salary ranges for NEOs are established based on similar positions in other companies of comparable market capitalization, revenue, size and complexity included in the Market. Performance levels from “does not meet expectations” to “exceeds expectations” provide guidance for the administration of salaries.

Starting salaries are based on the NEO’s skills, experience, expertise and expected job performance. Subsequent salary adjustments for the NEOs (except the CEO) are based on the consideration of market salary ranges and on job performance as assessed by the CEO, who recommends the appropriate base salary to the Compensation Committee for their approval. For 2023, salary adjustments for these NEOs ranged from 5.0% to 10.0%. The Compensation Committee itself determines any salary adjustment for the CEO based on similar considerations, which for 2023 was 5.7%. Base salary reviews are part of the broader compensation review that occurs at the February meeting of the Compensation Committee and focuses on the performance of the NEOs in their respective major responsibility areas. These areas include, but are not limited to, financial management, customer relations, strategic planning and business development, operational excellence, safety performance, staffing and talent management, performance management, and litigation management.

The table below shows these changes in base salary from 2022 to 2023.

NEO	Annualized 2022 Base Salary		Annualized 2023 Base Salary	% Change
Mark Douglas		$1,150,000	$1,215,000	5.7%
Andrew Sandifer		$684,400	$732,310	7.0%
Ronaldo Pereira		$467,200	$513,920	10.0%
Michael Reilly		$551,700	$579,290	5.0%
Jacqueline Scanlan	$	N/A	$550,000	N/A

Annual Incentive

The annual incentive plan for executive officers is a cash plan that rewards NEOs for the achievement of key short-term objectives. Its structure aligns our NEOs’ interests with those of our stockholders by providing incentives to the NEOs to achieve certain short-term financial and operational results that the Compensation Committee views as critical to the execution of our business strategy.

The amount of the annual incentive opportunity and payout for the NEOs is determined as follows:

Target Opportunities

The Compensation Committee determines a target cash incentive opportunity by taking the individual’s base salary and multiplying it by the individual’s target incentive percentage. The target incentive percentages are determined with reference to the peer company percentages of salary and the proportion of TDC represented by the annual incentive, among other factors.

The target opportunity percentage for Mr. Douglas was increased to 135% from 130% to align with the market median. The target opportunity percentages for Messrs. Sandifer, Pereira, and Reilly remained unchanged from the prior year. With respect to Ms. Scanlan, please see the section entitled “Leadership Transition” below.

2023 Target Level Opportunity (as % of Applicable Base Salary)
Mark Douglas	135%
Andrew Sandifer	85%
Ronaldo Pereira	75%
Michael Reilly	70%

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Performance Measures

To determine payouts earned, the annual incentive plan has two categories of performance measures: a Company Measure and Individual Measures.

Company Measure and Modifier

The Company Measure (“Business Performance Incentives,” or “BPI”), which represents 70% of the annual incentive opportunity, relates to:

Adjusted Earnings

As it has for several years, the Compensation Committee determined to make Adjusted Earnings the Company-wide metric, in order to focus the executive officers on what the Compensation Committee believes is the most critical strategic priority of profitability.

Adjusted Earnings is defined as net income (loss) attributable to FMC stockholders (a GAAP measure) plus the sum of discontinued operations attributable to FMC Stockholders, net of income taxes and the after-tax effect of Corporate special charges (income) and Non-GAAP Tax adjustments.

The Adjusted Earnings amount in the annual incentive plan might differ from the amount reported in our financial statements because the amount shown for this performance measure has been adjusted to exclude gains or losses attributable to (i) certain extraordinary and/or non-recurring events (such as business acquisitions or dispositions or business restructuring charges), and (ii) certain other items not reflective of operating performance (such as the impact of changes in accounting principles).

The Compensation Committee defined a payout curve for the Adjusted Earnings metric which sets out the amount to be paid depending on actual performance. In order to motivate performance and underscore the centrality of achieving target, the Compensation Committee set the payout for achieving the threshold level of performance at 0%, with the payout increasing through various bend points to 100% of the target opportunity for achieving target performance, and through additional bend points to 200% of the target opportunity for maximum performance or above.

Free Cash Flow

Again in 2023, the Compensation Committee also included a modifier in the design of the annual incentive plan. For 2023, the Compensation Committee viewed the achievement of target performance with respect to free cash flow as critical, as the ability of the Company to generate cash is vital to funding operations and returning capital to stockholders, and it is something that is more directly within management’s control. In addition to serving as a part of the annual incentive for the NEOs, the annual incentive program for a larger group of our senior leaders used the same or similar metrics, so that the full management team is aligned. The Compensation Committee added this modifier in part to motivate all of the members of this larger group to achieve the Free Cash Flow goal, and believes it was effective in doing so. Because of how critical it is to achieve cash flow performance within the target range, the modifier only applies if cash flow is either above a maximum level or below a threshold level. If cash flow achievement is either higher than the maximum or lower than the threshold, then the Committee applies a performance modifier factor of +10% or -10%, respectively, to the Company’s Adjusted Earnings Company Measure Rating. The modifier does not apply when cash flow is at or above the threshold level but does not exceed the maximum amount.

We define free cash flow, a non-GAAP financial measure, as all cash inflows and outflows excluding those related to financing activities (such as debt repayments, dividends, and share repurchases) and acquisition related investing activities. Free cash flow is calculated as all cash from operating activities reduced by spending for capital additions and other investing activities as well as legacy and transformation spending.

Performance Goals for the Company Measure

Target

The Compensation Committee obtains input from executive officers regarding the annual operating plan, expected financial results, industry forecasts and related risks. Based on this information, the Compensation Committee establishes the targets for the annual incentive plan. For each metric, the Compensation Committee sets appropriate threshold and maximum levels of performance designed to motivate achievement without incentivizing excessive risk-taking.

In setting the target for the Company Measure, the Compensation Committee set it at a level that it considered rigorous and challenging, which took into account the relevant risks and opportunities. It then reviewed the relevant financial objectives set as a result of the detailed budgeting process, and assessed various factors related to the achievability of the budget target.

The 2023 Adjusted Earnings target was set at $893 million, nearly the same as the 2022 target, and a decrease from the prior year actual, attributable to anticipated increases in interest expense and taxes from 2022 to 2023. The Compensation Committee first developed a 2023 Adjusted EBITDA target that was a meaningful increase above 2022 Adjusted EBITDA results. The Compensation Committee then took into account the anticipated sharp rise in interest rates that began to accelerate from the end of 2022, and also considered expected higher taxes, particularly attributable to anticipated higher foreign earnings subject to US Global Intangible Low-Taxed Income (GILTI). Upon consideration of these factors, as well as supporting advice from the Compensation Committee’s independent compensation consultant, the Compensation Committee set the 2023 Adjusted Earnings target at a level requiring significant effort to achieve.

These factors include:

•	Risks associated with achieving specific actions which underpin the budget target, such as achieving manufacturing targets, launching new products, completing capital investments on-schedule, taking inflation into account and obtaining cost savings;
•	The implied performance relative to peers;
•	The implied performance relative to prior years; and
•	Market conditions.

Threshold; Maximum

Having set the targets, the Compensation Committee also set the threshold and maximum performance levels. For 2023, the Compensation Committee set the threshold level at a relatively high-performance level that equates to approximately 91% of the target for Adjusted Earnings. The Compensation Committee set the maximum level at a performance level that equates to approximately 112% of target for Adjusted Earnings, a level that presented a significant challenge requiring exceptionally strong performance.

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The Compensation Committee assesses performance achievement against the performance metric and determines the rating, and then, based on the weighting, determines the results, which yields an overall BPI rating for this metric. The Company Measures (BPI) rating may range from 0 (at or below threshold) to 1.0 (target) to 2.0 (maximum).

Determination of Performance

	2023 Company Measures
Performance Metric	Below Threshold ($ in millions)	Threshold ($ in millions)	Target ($ in millions)	Maximum ($ in millions)	Actual Results(1) ($ in millions)	% Achievement(1)(2)	Equivalent Company Measures (BPI) Rating
Adjusted Earnings(2)	Less than 809	809	893	1,001	475	0%	0.0
Percentage of Target	Less than ~91%	~91%	100%	~112%
Payout Percentage	0%	0%	100%	200%
Cash Flow Modifier	Less than 575	575	Between 575 and 675	More than 675	(524)	(10)%	0.0
BPI Rating Percentage	(10)%	0%	0%	10%
Final Company Measure (BPI) Rating							0.0
(1)	The amounts shown for the performance measure may differ from the amount reported in our financial statements because it has been adjusted to exclude gains or losses attributable to (i) certain extraordinary and/or non-recurring events (such as business acquisitions or dispositions or business restructuring charges), and (ii) certain other items not reflective of operating performance (such as the impact of changes in accounting principles).
(2)	Adjusted Earnings: Payouts for performance over the applicable payout range between threshold and target and between target and maximum are determined based on a payout curve, as described in the section above entitled “Adjusted Earnings.” No additional payout is made for Adjusted Earnings achievement in excess of $1,001 million.

Individual Measures

The Compensation Committee also considers Individual Measures (“Annual Performance Incentive,” or “API”), which represent 30% of the annual incentive target opportunity. The Individual Measures generally consist of non-financial objectives specific to each NEO but may include financial measures at the discretion of the CEO. The non-financial objectives include measures that relate to our Sustainability objectives, and also take into account significant contributions made during the year that were not anticipated when goals were initially set. In early 2023, the Board met with Mr. Douglas in his capacity as President and CEO, and Mr. Douglas met with the continuing NEOs to discuss the specific items, and expectations of achievement, constituting the Individual Measures portion of the annual incentive for such individual executive officer. With respect to Ms. Scanlan, please see the section entitled “Leadership Transition” below.

The CEO’s 2023 Individual Measures and performance with respect thereto resulting in the API rating set forth in the table below include the following:

	Individual Measures	Performance
Mark Douglas	• Safety:TRIR <0.05 or <6 recordable injuries to improve upon 2022; FMC supervised contractor safety and vehicle safety	• Company 2023 TRIR of 0.0547 • Driver safety programs carried out in all regions
• Strategy: Complete new Long Range Plan; grow pheromone business; seek out M&A and organic investments that aligns with Long Range Plan; improve sustainability ratings from external agencies

•   Long Range Plan completed on time and was fully communicated externally during Investor Day in November 2023, with plan in place to track each strategic imperative going forward

•   Pheromone development and production/supply chain plans in place, with R&D pipeline expanded from 5 to 9 new pheromones

•   New Product Introduction for Biologicals >25%

•   Significant progress was made on all major raters and rankers with respect to Sustainability, with FMC above or at industry averages for Sustainability

•   Continued to build M&A pipeline in line with Long Range Plan

•   Took actions to respond to market conditions, including initiating restructuring program and decision to divest Global Specialty Solutions business

	• People/Diversity & Inclusion: Continue progress toward increased inclusive representation; continue talent management process	• Gender equity programs in place with continued work on retention, despite impact from industry downturn • Rebuilding of succession plan continues

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In addition, Mr. Douglas as President and CEO established 2023 Individual Measures unique to each officer who serves on the Company’s Operating Committee, including those NEOs set forth below, which is set forth together with their performance against such measures:

	Individual Measures	Performance
Andrew Sandifer	• Safety: Support delivery of <0.05 TRIR and journey to zero injuries	• Set tone for the top with high expectation for safety awareness, supporting Company’s achievement of a record 0.0547 TIRR

•   Strategy: Oversee development of new long-term financial plan concurrent with development of new strategic plan; drive cash flow forecasting and cash management improvements; adjust capital structure to reflect market and company performance; take proactive steps in light of ongoing implementation of OECD Pillar 2; build on advances in cybersecurity

•   Developed new 3-year financial plan and 10-year financial aspirations as part of strategic planning process

•   Launched new strategic plan and financial targets at Investor Day

•   Expanded suite of key financial metrics to include Return on Invested Capital (ROIC)

•   Improved responsiveness of cash flow forecasting and management processes

•   Completed amendments to revolving credit facility to adjust covenants to provide needed flexibility during period of industry disruption, both with 100% bank group support

•   Executed tax structuring actions to minimize impact of Pillar 2 on FMC in 2024

•   Added enhanced cybersecurity event response capabilities

	• People/Diversity & Inclusion:	• Reviewed development plans and actions for all CFO-2 leaders quarterly, adjusting plans to reflect progress • Increased inclusive representation across the CFO organization

	Individual Measures	Performance
Ronaldo Pereira	• Safety: lead the Americas organization to support TRIR <0.05 or improvements over 2022	• Company TRIR of 0.0547, a record low rate.
• Strategy: Support, actively contribute, and engage regional leaders in the new Long Range Plan; continue the Plant Health growth and pheromone development; expand market access across the Americas

•   Strong involvement in the Strategic Plan Review

•   Strong oversight of Plant Health business, including ensuring that pheromone platform continues to advance

•   Implemented initiatives to improve market access in Argentina and Mexico

•   Led North America business to achieve beyond anticipated plan despite very challenging market conditions

•   Served as interim CHRO for over four months, leading the HR organization

•   People/Diversity & Inclusion: Drive managers’ effectiveness to improve engagement and productivity; provide leadership on inclusive representation initiatives; complete key LATAM organizational changes

•   Led the training of all managers to improve organization’s management effectiveness, with strong focus on inclusive representation

•   Served as executive sponsor in Employee Resource Groups and Task Force focused on Diversity and Inclusion

•   LATAM changes implemented in regional R&D and LAN consolidation

	Individual Measures	Performance
Michael Reilly	• Safety: Demonstrate leadership in support of TRIR <0.05 or improvement over 2022	• Company 2023 TRIR at 0.0547, improving to new record rate

•   Strategy: Support development of the Company’s Long Range Plan; drive effective and efficient legal enforcement of the diamides intellectual property; drive successful launch of contract life cycle management system; drive Board development and education on key legal issues

•   Led diamides enforcement strategy which delivered notable successes in key markets for Rynaxypyr® active

•   Led the successful launch of a new global contract lifecycle management system

•   Supported the development of the Long Range Plan which was approved by the Board and presented at FMC Investor Day

•   Supported the Board refreshment and development activities

•   Led development and adoption of policies to comply with various new SEC rules

	• People/Diversity & Inclusion: Take actions to support the Company’s efforts to progress toward inclusive representation; continue development and succession planning	• Diverse candidate and interview slates for legal roles recruited in 2023 • Led successful transition of successors for key roles in department

•   Core Values — Compliance & Ethics, Integrity: Lead overall compliance efforts in the Company; develop and drive enhanced processes to reduce risk of noncompliance; continue to expand awareness of Ethics Response Line and effectiveness of Ethics Office

• Led development of new processes to continue mitigation of compliance risk • Drove training and awareness of compliance messages and training
	• ESG: Support Sustainability efforts on key actions aligned with ESG goals, particularly communications with investors	• Participated in 2023 investor outreach and Sustainability communications, aiding the Company’s improved ESG scoring by external rating agencies

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For Individual Measures, the Compensation Committee assesses performance achievement against goals and determines the individual performance rating on each individual objective, and then, based on the weighting given to each goal, determines the weighted average of the results, which yields an overall individual rating. The Individual Measures rating may range from 0 to 2.0. The Compensation Committee determined that, for 2023, Mr. Douglas received a 1.6 rating, Mr. Sandifer received a 2.0 rating, Mr. Pereira received a 1.85 rating, and Mr. Reilly received a 1.5 rating.

Payout Calculation

Finally, the Compensation Committee takes 70% of the target cash incentive opportunity of each executive officer for the Company Measures component and multiplies it by the applicable Company Measures ratings for the applicable performance metrics to determine the Company Measures amount to be paid. Similarly, the Compensation Committee takes 30% of the target cash incentive opportunity of each executive officer for the Individual Measures component and multiplies it by the applicable Individual Measures rating to determine the Individual Measures amount to be paid.

The Compensation Committee then adds the amounts for the Company Measures component and the Individual Measures components to determine the total 2023 annual incentive payout for each NEO.

NEO	Target Incentive	Company Measures (BPI): 70% of Target Incentive	Company Measures Rating	Company Measures Incentive Payout Amount	Individual Measures (API) 30% of Target	Individual Measures (API) Rating	Individual Measures Incentive Payout Amount	Total 2023 Incentive Payout Amount
Mark Douglas	$1,640,250	$1,148,175	0.0	$0	$492,075	1.6	$787,320	$787,320
Andrew Sandifer	$622,464	$435,725	0.0	$0	$186,739	2.0	$373,478	$373,478
Ronaldo Pereira	$385,440	$269,808	0.0	$0	$115,632	1.85	$213,919	$213,919
Michael Reilly	$405,503	$283,852	0.0	$0	$121,651	1.5	$182,477	$182,477

Long-Term Incentives

The third and largest main component of the executive compensation program is long-term equity incentives. The Compensation Committee has designed the long-term incentive opportunity to motivate and reward executive officers to achieve multiyear strategic goals and deliver sustained long-term value to stockholders.

In 2023, long-term incentives (“LTI”) were granted to executives via three different vehicles: performance-based restricted stock unit awards, stock options and time-based restricted stock unit awards.

The Compensation Committee believes that LTI awards should compensate NEOs, in a meaningful way, for delivering sustainable long-term value to stockholders. LTI awards for the NEOs, except for the CEO, are recommended by the CEO and approved by the Compensation Committee. The LTI awards for the CEO are approved by the Compensation Committee in Executive Session. All LTI awards are approved during the February meeting of the Compensation Committee.

Generally, LTI grants vest based on Company performance and/or the NEO’s continued service over a three-year period, except that NEO grants vest sooner in certain retirement-eligible situations. Unvested LTI grants are generally forfeited upon a cessation of service, but in certain scenarios, awards may vest upon or following a termination, as further described in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

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2023 LTI VEHICLE MIX

Equity Vehicle	2023 Allocation	Performance Metric; How Payouts Are Determined	Performance Period; Vesting Period	Rationale for Use
Performance-Based Restricted Stock Units (PRSUs)	50% (CEO); 40% (NEOs)	• 70%: Relative TSR	• 25% three-year period, • 25% each individual 1-year period	• Links with stockholder value creation • Aligns with stockholders • Filters out macroeconomic and other factors not within management’s control
		• 30%: three-year cumulative operating cash flow	• Three-year period	• Aligns with operational focus on returning cash to stockholders • Aligns with role of cash flow as a key driver of long-term value • Gives management more direct control over outcome
Stock Options	30% (CEO and NEOs)	• Share price appreciation	• Three-year cliff vesting • Exercise price: closing price on grant date • 10-year term	• Prioritizes increasing stockholder value • Promotes long-term focus
Time-Based Restricted Stock Units (RSUs)	20% (CEO); 30% (NEOs)	• Value of stock	• Three-year cliff vesting	• Aligns with stockholders • Promotes retention and reinforces ownership culture • Provides value even during stock price or market underperformance

The target values for the annual LTI awards granted in February of 2023 were as follows:

NEO	PRSUs ($)	Options ($)	RSUs ($)	Total ($)
Mark Douglas	3,375,000	2,025,000	1,350,000	6,750,000
Andrew Sandifer	632,760	474,570	474,570	1,581,900
Ronaldo Pereira	348,000	261,000	261,000	870,000
Michael Reilly	319,920	239,940	239,940	799,800
Jacqueline Scanlan(1)	N/A	N/A	N/A	N/A
(1)	Ms. Scanlan joined the Company effective September 25, 2023, and did not receive regular annual grants in 2023. She received a sign on grant of RSUs in lieu of compensation relinquished from her prior employer, as discussed in the section entitled “Leadership Transition” below.

Performance-Based Restricted Stock Unit Awards

Performance-based awards are granted in the form of performance-based restricted stock units. The Compensation Committee believes that having share-based performance awards reflects pay for performance and closely aligns the interests of executive officers and stockholders.

The number of performance-based restricted stock units earned is based on our achievement against two performance metrics, Relative TSR and three-year cumulative operating cash flow. The Compensation Committee utilized these two in order to focus executive officers on the critical strategic priorities of generating superior stockholder returns and generating long-term cash flow. Relative TSR represents 70% of overall performance, and three-year cumulative operating cash flow represents 30%. The Compensation Committee considers both metrics as building blocks to achieve our key strategic goals.

In determining the amount of performance-based restricted stock units required to meet the compensation level approved for an NEO, the Company divides that portion of the LTI award value related to each of the two performance metrics by using a 30-day average stock price for the period ending one week prior to the February meeting of the Compensation Committee.

Relative TSR

The Compensation Committee has selected relative TSR because it ties executive officer compensation to the creation of stockholder value and aligns the interests of executive officers with those of our stockholders. By measuring our stock performance relative to peers, it mitigates the impact of macroeconomic factors, both positive and negative, that affect the industry and/or stock price performance and are beyond the control of management, and it provides rewards that are more directly aligned with performance through different economic cycles.

With respect to the relative TSR portion, following the same approach as last year and in an effort to maintain a consistent and robust peer group of relevant performance peers, the 2023-2025 peer group reflects all companies included in the S&P 1500 Composite Chemical Index plus select additional chemical company peers, including companies not included in the index but a part of the Company’s compensation peer group, as described above. The 2023-2025 peer group differs from the 2022-2024 peer group due to changes in the companies included in the S&P 1500 Composite Chemical Index and a change in the companies included in the FMC compensation peer group, as described above.

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AdvanSix Inc.	Innospec Inc.
Air Products and Chemicals, Inc.	International Flavors & Fragrances, Inc.
Akzo Nobel N.V.	Koppers Holdings, Inc.
Albemarle Corporation	Linde plc
American Vanguard Corporation	Livent Corporation
The Andersons, Inc.	LyondellBasell Industries N.V.
Ashland Inc.	Mativ Holdings, Inc.
Avient Corporation	Minerals Technologies Inc.
Balchem Corporation	The Mosaic Company
BASF SE	NewMarket Corporation
Bunge Limited	Nutrien Ltd.
Cabot Corporation	Olin Corporation
Celanese Corporation	PPG Industries, Inc.
CF Industries Holdings, Inc.	Quaker Chemical Corporation
The Chemours Company	Rayonier Advanced Materials Inc.
Corteva, Inc.	RPM International Inc.
Darling Ingredients, Inc.	The Scotts Miracle-Gro Company
Dow Inc.	Sensient Technologies Corporation
DuPont de Nemours, Inc.	The Sherwin-Williams Company
Eastman Chemical Company	Stepan Company
Ecolab Inc.	Tredegar Corporation
FutureFuel Corp.	Trinseo PLC
H.B. Fuller Company	Valhi, Inc.
Hawkins, Inc.	Valvoline Inc.
Ingevity Corporation	Westlake Corporation
Ingredion Incorporated

Relative TSR performance is calculated as four point-to-point measurements from 2023 to 2025. TSR performance is calculated for each of the three calendar years, as well as for the three-year period as a whole. Each of these four measurement periods carries a weight of 25% in calculating the final number of shares due. When the performance measure has been met for a particular calendar year during the three-year period of the award, that portion of units is “banked”, but is not considered “earned” and shares will not be delivered unless and until the executive remains in service for the three-year performance period (except in certain circumstances as described below under the heading entitled “Potential Payments Upon Termination or Change in Control”) and the performance is approved by the Compensation Committee.

If cash dividends are paid to the Company’s stockholders during the applicable measurement period, dividend equivalent units are credited with respect to the banked units and are delivered to the executive if and when the banked units are delivered. In addition, if cash dividends are paid to the Company’s stockholders following the applicable measurement period, the executive will generally receive a special cash payment equal to the amount the executive would have received had the executive been the record holder of the shares underlying banked units when the dividend was declared and paid.

Any value earned by executives for these awards is based on the Company achieving a relative performance measure of TSR at or above the 35th percentile (the threshold), and units will be banked as set forth in the table below.

Level	Percentile Ranking of Company’s Total Stockholder Return Versus Peer Group Total Stockholder Return	Percentage of the Target Units Banked
Below Threshold	Below the 35th Percentile	0%
Threshold	35th Percentile	50%
Target	50th Percentile	100%
Maximum	80th Percentile or higher	200%

If the cumulative three-year TSR performance for the period is negative, that portion (25%) of the payout is capped at 100% (target). For example, in the event of a broad and protracted market downturn, if the Company’s cumulative three-year TSR performance is negative, but still superior to most of the peer group, the payout for the three-year measurement period will be limited to target (even though performance in that scenario would have exceeded target). The Compensation Committee believes it is appropriate to limit the payout in such circumstances, notwithstanding relative outperformance.

The Compensation Committee believes that the cyclicality of the Company’s business – being tied to the broader cycles inherently related to agriculture – and the difficulty of finding peers with the same type of industry exposure, necessitate both a payment for performance beginning at the 35% TSR percentile, and a system for banking payouts based in part on one-year periods with a continuing service condition.

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Cumulative Three-Year Operating Cash Flow

Beginning in 2019, the Compensation Committee added “Three-Year Cumulative Operating Cash Flow” as a performance metric, representing 30% of the performance-based RSUs. This metric was added because it is highly aligned with our strategy for creating stockholder value, including our operational focus on returning cash to stockholders, it is something over which management has substantial control, and it unites management toward a common goal.

Operating Cash Flow is calculated as Adjusted EBITDA plus or minus the change in working capital. The change in working capital is defined as the sum of (a) trade receivables (net), (b) guarantees of vendor financing, (c) inventories, (d) accounts payable (trade and other), (e) advance payments from customers, and (f) accrued customer rebates, each as reported in the Company’s consolidated statements of cash flow for the relevant year. Three-Year Operating Cash Flow will be the sum of Operating Cash Flow of each individual year in the three-year period. The performance period for the 2023 award runs from January 1, 2023 through December 31, 2025. When dividends are paid on the Company’s Common Stock, dividend equivalent units accrue on unvested PRSUs during the performance period and are paid out upon vesting of such PRSUs based on the number of shares earned and delivered in respect of such PRSUs.

We do not publicly disclose our specific performance measure targets and the corresponding minimums and maximums before the conclusion of the three-year performance period, because of the potential for competitive harm from such disclosure. This measure is competitively sensitive and would reveal information about our view of our anticipated trajectory, which is not otherwise public. The Compensation Committee believes that it has set the performance goal at a rigorous and challenging level so as to require significant effort and achievement by our executive officers to be attained, and that such goal has been established in light of the macroeconomic and industry environments, as well as our internal forecast. After the end of the performance period, the targets and achievement relative to such targets will be disclosed.

The Compensation Committee granted the following number of performance-based restricted stock units to the NEOs in early 2023:

NEO	PRSUs (#)
Mark Douglas	26,308
Andrew Sandifer	4,936
Ronaldo Pereira	2,714
Michael Reilly	2,497
Jacqueline Scanlan(1)	N/A
(1)	Ms. Scanlan joined the Company effective September 25, 2023, and did not receive regular annual grants in 2023.

Performance Periods Completed as of 2023 Year End

Below are the performance results for performance-based RSU performance periods that closed on or before December 31, 2023.

2021-2023 Performance-Based RSU Awards

For the 2021-2023 performance periods, the Company’s relative TSR performance was as follows, resulting in a payout at 50% of target:

	TSR	Peer Group†	Target			TSR
Measurement Periods	Performance	Percentile	0.0	1.0	2.0	Rating
2021-2023 Grant Year 1 (2021 TSR)	(5.93)%	13.5%	35%	50%	80%	0.00
2021-2023 Grant Year 2 (2022 TSR)	16.77%	89.8%	35%	50%	80%	2.00
2021-2023 Grant Year 3 (2023 TSR)	(47.42)%	6.1%	35%	50%	80%	0.00
3 Year TSR 2021-2023	(41.10)%	8.2%	35%	50%	80%	0.00
Total						0.50
†	As described above, peer group composition varies by grant year.

For the 2021-2023 performance period, the Company’s cumulative operating cash flow performance was as follows, resulting in a payout at 0% of target:

	2021-2023 Measurement Period
Performance Metric	Below Threshold ($ in millions)	Threshold ($ in millions)	Target ($ in millions)	Maximum ($ in millions)	Actual Results ($ in millions)	% Achievement	Rating
Cumulative Three-Year Operating Cash Flow	Less than 3,125	3,125	3,891	4,377	2,574	0%	0.0
Percentage of Units Earned(1)	0%	25%	100%	200%
(1)	Payouts for performance between the levels set forth above will be ratably interpolated. No additional payout is made for Cumulative Operating Cash Flow achievement in excess of $4,377 million.

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2022-2024 Performance-Based RSU Awards

For the performance periods of 2022 and 2023, the Company’s relative TSR performance was as follows:

	TSR	Peer Group†	Target
Measurement Periods	Performance	Percentile	0.0	1.0	2.0	TSR Rating
2022-2024 Grant Year 1 (2022 TSR)	16.77%	89.8%	35%	50%	80%	2.00
2022-2024 Grant Year 2 (2023 TSR)	(47.42)%	6.1%	35%	50%	80%	0.00
†	As described above, peer group composition varies by grant year.

2023-2025 Performance-Based RSU Awards

For the 2023 performance period, the Company’s relative TSR performance was as follows:

	TSR	Peer Group†	Target
Measurement Periods	Performance	Percentile	0.0	1.0	2.0	TSR Rating
2023-2025 Grant Year 1 (2023 TSR)	(47.42)%	5.9%	35%	50%	80%	0.00
†	As described above, peer group composition varies by grant year.

Stock Option Awards and Time-Based Restricted Stock Unit Awards

In addition to motivating performance through the performance-based restricted stock units, the Compensation Committee structured the balance of the equity vehicles and the relative weight assigned to each type (1) to motivate stock price appreciation over the long term through stock options, which deliver value only if the stock price increases, and (2) to ensure some amount of value delivery through time-based restricted stock units, which are complementary because they have upside potential but deliver some value even if the stock price does not go up, while also reinforcing an ownership culture and commitment to us.

Stock options cliff-vest after three years, which reinforces the creation of sustainable long-term stockholder value and promotes retention.

In determining the number of options required to meet the compensation level approved for an NEO, the Company divides that portion of the Compensation Committee-approved LTI award value related to stock options by the fair value of the option based on a Black-Scholes pricing model calculation using a 30-day average stock price for the period ending one week prior to the February meeting of the Compensation Committee.

The exercise price of all stock option awards to NEOs is equal to the closing price of the Company’s stock on the date of the grant.

Time-based restricted stock units also cliff-vest after three years.

In determining the amount of restricted stock units required to meet the compensation level approved for an NEO, the Company divides that portion of the LTI award value related to restricted stock units for that year by a 30-day average stock price for the period ending one week prior to the February meeting of the Compensation Committee. During the vesting period, if cash dividends are paid to the Company’s stockholders, the NEO will generally receive a special cash payment equal to the amount the NEO would have received had the NEO been the record holder of the shares underlying the RSUs when the dividend was declared and paid.

Generally, once the vesting condition is satisfied, the shares, less any shares used to satisfy statutory tax withholding obligations, are issued to the NEO.

Leadership Transition

On September 25, 2023, the Company appointed Jacqueline Scanlan as Executive Vice President and Chief Human Resources Officer. She succeeded Kyle Matthews, following his untimely passing earlier in the year. In determining the compensation of Ms. Scanlan, the Compensation Committee considered pay-for-performance alignment, market practice, retention objectives, and historical compensation arrangements.

With respect to her annual compensation, Ms. Scanlan’s initial annual base salary upon her hire was set by the Compensation Committee at $550,000 and her target annual incentive opportunity was set at 75% of base salary.

Because Ms. Scanlan joined the Company in the last few months of the calendar year, she did not participate in the annual incentive plan for 2023, but, instead, as part of her negotiated offer of employment, was eligible to receive a bonus of $111,376, reflecting the pro-rata portion of her target incentive opportunity, based on the portion of the year she worked as an employee. In addition, Ms. Scanlan did not receive equity grants under our long-term incentive program in 2023, but received a grant in lieu of compensation relinquished from her prior employer described below.

In connection with her hire, the Company awarded a one-time sign-on cash bonus of $330,000. The Company also awarded Ms. Scanlan a sign-on grant of RSUs valued at approximately $2,212,000 in lieu of compensation relinquished from her prior employer. This grant was designed to align her interests with those of the Company and its stockholders. The RSUs under the sign-on grant will vest ratably over three years, with accelerated vesting upon death, disability and, subject to the execution of a release of claims, the termination of Ms. Scanlan’s employment without cause (whether or not in connection with a change in control) or her resignation with good reason within two years of a change in control. In the event that Ms. Scanlan’s employment ceases between the first and second anniversary of the grant date due to her voluntary resignation, Ms. Scanlan will (x) forfeit any vested RSUs that have not yet been settled, or (y) repay to the Company the value of any vested RSUs that have already been settled in shares.

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Additional Compensation Policies and Practices

Executive Stock Ownership Policy

The Company has established guidelines setting expectations for the ownership of Common Stock by executive officers. The ownership targets are as follows:

Position	Guideline Salary Multiple
Chief Executive Officer	6x base salary
Chief Financial Officer	3x base salary
All other Executive Officers	2x base salary

These ownership guidelines are reviewed against our peer company practices and, if necessary, adjusted every other year in conjunction with the formal market study of executive compensation. Generally, shares owned directly or beneficially by an executive or the executive’s family, and shares held through Company qualified and non-qualified plans, count for purposes of compliance. Outstanding equity incentive awards under our current LTI program that count toward the guidelines are time-based restricted stock units and performance-based restricted stock units that have been earned (i.e., applicable performance conditions have been satisfied), in each case whether or not subject to continued time-based vesting conditions. Unexercised stock options, including vested in-the-money options, are not counted for purposes of compliance and performance-based restricted stock/restricted stock units that are unearned (i.e., performance-based awards for which the applicable performance conditions have not been satisfied) are not counted for purposes of compliance.

Executives have a phase-in period of up to five years from the date of their appointment or promotion to meet the ownership requirement. A retention requirement applies during the phase-in period until the executive meets the applicable ownership requirement, which generally restricts the executive from selling more than 50% of the shares received in connection with equity incentive awards. The Compensation Committee will determine the consequences for each executive who fails to be in compliance with the applicable ownership requirement on the measurement date (taking into account the phase-in period) and retains the discretion to grant exceptions to the guidelines if an executive, due to unique circumstances, would incur a hardship by complying.

As of December 31, 2023, all NEOs were in compliance with the Executive Stock Ownership Guidelines.

Anti-Hedging and Anti-Pledging Policies

The Company considers it inappropriate for directors and officers to engage in certain transactions related to the securities of the Company which could result in their interests no longer being aligned with the interests of other stockholders of the Company. Therefore, its securities trading policy and Anti-Hedging Policy restrict these persons from hedging and pledging the Company’s Common Stock.

The restrictions apply to all of the Company’s directors and executive officers and to immediate family members residing in their households (the “insiders”), to trusts maintained for the principal benefit of an insider, and to other entities (such as partnerships or corporations) which are effectively controlled by an insider.

Hedging

Certain hedging and monetization transactions, such as zero-cost collars and forward sale contracts, allow an investor to lock in much of the value of the investor’s stock holdings and provide protection from decreases in the value of the stock and also limit or eliminate the investor’s ability to profit from an increase in the value of the stock. These transactions can therefore cause an investor’s interests to be misaligned with other stockholders of the Company. Accordingly, the Company prohibits insiders from engaging in any hedging transactions, including short sales and monetization transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives, that are designed to hedge or speculate on any change in the market value of Common Stock. The Company further prohibits any transaction that would directly or indirectly reduce the risk of holding Common Stock.

Pledging

The Company prohibits insiders from pledging or creating a security interest in the Common Stock, including by purchasing Common Stock on margin or holding Common Stock in a margin account.

Clawback Policy

In accordance with the applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related NYSE listing standard, the Company adopted a clawback policy in July of 2023 designed to recoup erroneously awarded incentive compensation paid to executive officers in the event of an accounting restatement (the “Dodd-Frank Clawback Policy”). The Dodd-Frank Clawback Policy replaces and supersedes the Company’s prior clawback policy, which had been in place since February 2013, with respect to incentive-based compensation received on or after October 2, 2023. Under the Dodd-Frank Clawback Policy, if a “Big R” or “little r” restatement of the Company’s financial statements is required, all incentive-based compensation tied to a financial reporting measure that was “received” (within the meaning of the rules) by subject executive officers in the three prior completed fiscal years will be recalculated based on the updated financial statements, to the extent applicable. Incentive compensation deemed to have been erroneously awarded due to the erroneous financials shall be subject to recoupment. Pursuant to the terms of the Dodd-Frank Clawback Policy, the Compensation Committee maintains discretion to determine the appropriate means of recoupment.

In addition to FMC’s Dodd-Frank Clawback Policy, FMC’s Incentive Stock Plan includes a provision that allows the Company, prior to a change in control, to effectuate a clawback in the event of serious misconduct or competitive activity by the recipient of an equity award. While this additional clawback trigger is not required by law, the clawback feature has historically been maintained under FMC’s Incentive Stock Plan. It is intended to deter and penalize behavior that is detrimental to the Company, and it extends the Company’s reach to recoup compensation beyond those circumstances covered in the Dodd-Frank Clawback Policy.

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Risk Assessment

The Compensation Committee has determined that its compensation policies and programs do not give rise to inappropriate risk taking or risks that are reasonably likely to have a material adverse effect on the Company.

Potential Benefits Related to Change in Control or NEO Termination

The Compensation Committee believes that the long-term interests of stockholders are best served by providing reasonable income protection for NEOs to address potential change in control situations in which they may otherwise be distracted by their potential loss of employment in the event of a successful transaction. The Company has entered into an executive severance agreement with each NEO that provides certain financial benefits in the event of a change in control. These are “double trigger” arrangements – i.e., severance benefits under these arrangements are only triggered by a qualifying event (see the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control”) that also results in the executive’s termination of employment under certain specified circumstances within 24 months following the event. Likewise, unless the Board decides otherwise, upon a change in control, the vesting of otherwise unvested LTI awards will accelerate only upon the occurrence of a termination of employment in connection with the change in control. In addition, the Compensation Committee has approved severance guidelines applicable to the NEOs in the event of the termination of their employment unrelated to a change in control, which are intended to provide reasonable transition assistance. The details of all of the above-described benefits are set forth in the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control”.

Pension Benefits

Only Mr. Reilly is eligible for retirement benefits under (i) a qualified defined benefit plan (the “Qualified Plan”) available on a non-discriminatory basis to all U.S.-based employees hired before July 2007 who meet the service criteria; and (ii) a nonqualified defined benefit plan (the “Nonqualified Plan”), which is designed to restore the benefits that would have been earned under the Qualified Plan, absent the limits placed by the Internal Revenue Code. The details of these defined benefit plans are set forth in the 2023 Pension Benefits Table and the narrative that follows it.

Perquisites and Other Personal Benefits

We do not generally provide our executive officers, including the NEOs, with perquisites or other personal benefits, except for financial planning, reserved parking, and, in the case of the CEO, use of corporate aircraft and club memberships. To encourage charitable giving among our employees, our Matching Gift Plan offers a match of up to $10,000 in annual charitable contributions to all U.S. employees. Mr. Sandifer is eligible to receive an additional $5,000 in annual matching charitable contributions, which is reported as an incremental cost in the Summary Compensation Table. In addition, we do provide benefits to executives who relocate internationally, including tax preparation, relocation and support services, and related tax gross-ups. The goal of these benefits is that the employee not be financially advantaged or disadvantaged as a result of relocating to another country and incurring associated taxes. These items are provided because we believe that they support our executive officers, serve a necessary business purpose and enable us to be competitive, and because the related amounts of compensation are not material to the overall executive compensation program. The incremental costs of these items are reported in the Summary Compensation Table.

Compensation and Human Capital Committee Report

This Compensation and Human Capital Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

The Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and these discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s proxy statement.

The preceding report has been furnished by the following members of the Compensation and Human Capital Committee:

K’Lynne Johnson, Chair
Kathy L. Fortmann
Dirk A. Kempthorne
Patricia Verduin, Ph.D.

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Executive Compensation Tables

SUMMARY COMPENSATION TABLE 2023

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards(1)(2) ($) (e)	Option Awards(1) ($) (f)	Non-Equity Incentive Plan Compensation(3) ($) (g)	Change In Pension Value(4) ($) (h)	All Other Compensation(5) ($) (i)	Total ($) (j)
MARK DOUGLAS	2023	1,198,750	—	5,114,362	2,102,443	787,320	N/A	420,562	9,623,437
President and	2022	1,138,125	—	5,038,115	1,879,021	2,590,835	N/A	423,803	11,069,899
Chief Executive Officer	2021	1,089,375	—	3,296,620	1,426,937	2,320,763	N/A	355,976	8,489,671
ANDREW SANDIFER	2023	720,333	—	1,182,205	492,757	373,478	N/A	144,831	2,913,604
Executive Vice President	2022	662,075	—	1,290,671	495,406	999,429	N/A	138,536	3,586,117
and Chief Financial Officer	2021	581,575	—	759,484	327,801	836,653	N/A	112,384	2,617,897
RONALDO PEREIRA	2023	502,240	—	650,165	270,995	213,919	N/A	149,566	1,786,885
Executive Vice President and	2022	458,550	—	653,027	250,503	628,442	N/A	155,054	2,145,576
President, FMC Americas	2021	427,450	—	539,098	155,677	532,511	N/A	49,090	1,703,826
MICHAEL REILLY	2023	572,393	—	598,013	249,156	182,477	302,470	46,488	1,950,997
Executive Vice President,	2022	541,485	—	653,027	250,503	628,717	—	54,871	2,128,603
General Counsel, Chief Compliance Officer and Secretary	2021	501,380	—	423,093	182,656	569,996	675,569	45,863	2,398,557
JACQUELINE SCANLAN	2023	148,413	441,376	2,212,061	—	—	N/A	9,083	2,810,933
Executive Vice President and	2022	—	—	—	—	—	—	—	—
Chief Human Resources Officer(6)	2021	—	—	—	—	—	—	—	—

(1)	The amounts in these columns reflect the grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note 15 to the Consolidated Financial Statements contained in the Company’s report on Form 10-K for the year ended December 31, 2023 for the assumptions used in the valuations that appear in these columns. The awards in Column (e) are comprised of restricted stock units and performance-based restricted stock units.
(2)	For 2023, the amounts listed in this column include the following grants: (i) performance-based restricted stock unit grants for Mr. Douglas, 26,308 units; for Mr. Sandifer, 4,936 units; for Mr. Pereira, 2,714 units; and for Mr. Reilly, 2,497 units; and (ii) restricted stock unit grants, for Mr. Douglas, 10,523 units; for Mr. Sandifer, 3,699 units; for Mr. Pereira, 2,035 units; for Mr. Reilly, 1,871 units; and for Ms. Scanlan, 33,511 units. Per SEC rules, the values of PRSUs are reported in this column based on their probable (target) outcomes at the grant date. However, the terms of the PRSUs permit additional shares to be earned based on above-target performance. In each case, the maximum numbers of shares that may be earned is equal to twice the target amount. The grant date value of the maximum number of shares that may be earned under the PRSUs was $7,512,108 for Mr. Douglas, $1,409,477 for Mr. Sandifer, $774,975 for Mr. Pereira, and $713,008 for Mr. Reilly.
(3)	For 2023, amounts listed in this column were amounts paid with respect to the 2023 annual incentive plan.
(4)	For 2023, the amounts listed in this column are attributable to changes in the pension values under the Company’s qualified and nonqualified defined benefit plans. Details of these defined benefit plans are set forth in the Pension Benefits Table 2023 and the narrative that follows. For 2023, Mr. Reilly was the only NEO with such a benefit.
(5)	For 2023, the amounts stated in this column include: (i) with respect to the employer matching contribution to the FMC Corporation Savings and Investment Plan, for Messrs. Douglas, Sandifer, Pereira, and Reilly, $13,200; and for Ms. Scanlan, $1,833; (ii) with respect to the employer matching contribution to the FMC Corporation Non-Qualified Savings and Investment Plan, for Mr. Douglas, $52,683; for Mr. Sandifer, $34,133; for Mr. Pereira, $24,186; and for Mr. Reilly, $26,778; (iii) with respect to employer core contributions to the Qualified and Nonqualified Savings and Investment Plans, for Mr. Douglas, $16,500 for the Qualified Plan and $172,979 for the Nonqualified Plan; for Mr. Sandifer, $16,500 for the Qualified Plan and $69,488 for the Nonqualified Plan; for Mr. Pereira, $16,500 for the Qualified Plan and $40,034 for the Nonqualified Plan; and for Ms. Scanlan, $6,875 for the Qualified Plan; (iv) for Mr. Douglas, $133,178, representing the aggregate incremental cost for personal use of the Company airplane; and (v) for Mr. Pereira, $26,568 for airfare and $22,568 for a related tax gross-up, in connection with home leave expenses. The amounts in this column also include the aggregate incremental costs for the following: for Mr. Douglas, financial planning, club memberships, and reserved parking; for Mr. Sandifer, charitable matching contributions in excess of the limit available to other U.S.-based employees, financial planning, and reserved parking; for Mr. Pereira, financial planning and reserved parking; for Mr. Reilly, financial planning and reserved parking; and for Ms. Scanlan, reserved parking. The aggregate incremental cost for each of the perquisites and personal benefits that was quantified in this footnote (5) was calculated based on the amount the Company or its affiliate paid for such benefit times the percentage of personal use not reimbursed to the Company or its affiliate.
(6)	See the section entitled “Leadership Transition” above for a description of the amounts that appears in the “Bonus” and “Stock Awards” columns for Ms. Scanlan for 2023.

The Summary Compensation Table lists all 2021, 2022 and 2023 compensation, as defined by the rules of the SEC, for the Chief Executive Officer, the Chief Financial Officer, and each of the Company’s three most highly compensated other executive officers that served as of the end of the fiscal year. The base salary, annual incentives and LTIs (consisting of stock options, restricted stock units and performance-based restricted stock units), paid or awarded to these officers were determined by the Compensation Committee, as also described in the Compensation Discussion and Analysis. The material terms of the annual incentive and LTI awards are also described under “Components of Executive Compensation” under the Compensation and Discussion Analysis. The material terms of the qualified and nonqualified defined benefit plans, which are the basis for the accruals reported in Column (h) of the Summary Compensation Table above, are described in the narrative to the Pension Benefits Table.

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GRANTS OF PLAN-BASED AWARDS TABLE 2023

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards Number of Shares of Stock or Units(2)			All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date Fair
Name (a)	Grant Date (b)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Number of Shares of Stock or Units (#) (i)	Number of Securities Underlying Options (#) (j)	or Base Price of Option Awards ($/sh) (k)	Value of Stock and Option Awards ($) (l)
Mark Douglas	N/A		0	1,640,250	3,280,500
	2/23/2023	(3)				9,208	18,416	36,832				2,737,354
	2/23/2023	(4)				3,946	7,892	15,784				1,018,699
	2/23/2023								10,523			1,358,309
	2/23/2023									49,963	129.08	2,102,443
Andrew Sandifer	N/A		0	622,464	1,244,928
	2/23/2023	(3)				1,728	3,456	6,912				513,700
	2/23/2023	(4)				740	1,480	2,960				191,038
	2/23/2023								3,699			477,467
	2/23/2023									11,710	129.08	492,757
Ronaldo Pereira	N/A		0	385,440	770,880
	2/23/2023	(3)				950	1,900	3,800				282,416
	2/23/2023	(4)				407	814	1,628				105,071
	2/23/2023								2,035			262,678
	2/23/2023									6,440	129.08	270,995
Michael Reilly	N/A		0	405,503	811,006
	2/23/2023	(3)				874	1,748	3,496				259,823
	2/23/2023	(4)				375	749	1,498				96,681
	2/23/2023								1,871			241,509
	2/23/2023									5,921	129.08	249,156
Jacqueline Scanlan	9/27/2023								33,511			2,212,061

(1)	The actual amount of the annual incentive paid to the NEO with respect to 2023 is stated in Column (g) of the Summary Compensation Table. The threshold, target and maximum performance signify performance that will yield a BPI rating of 0, 1.0 and 2.0, respectively. In order for any payout to be earned, performance must exceed the threshold level. The percentage of salary awarded for performance falling between the threshold and target achievement levels and the target and maximum achievement levels is determined using straight-line interpolation.
(2)	Consists of performance-based RSUs awarded under our long-term equity incentive compensation plan. Each PRSU is equivalent to one share of our Common Stock.
(3)	The PRSUs reflected in this row are earned for achieving specified relative TSR percentile ranks during the three-year performance period beginning January 1, 2023 and ending December 31, 2025. See “Performance-Based Restricted Stock Unit Awards” under Compensation Discussion and Analysis, Long-Term Incentives for a discussion of the terms of these performance-based RSUs.
(4)	The PRSUs reflected in this row are earned for achieving specified three-year cumulative operating cash flow levels during the three-year performance period beginning January 1, 2023 and ending December 31, 2025. See “Cumulative Three-Year Operating Cash-Flow” under Compensation Discussion and Analysis, Long-Term Incentives for a discussion of the terms of these performance-based RSUs.

The awards contained in the Grants of Plan-Based Awards Table above were granted under the FMC Incentive Compensation and Stock Plan or its successor plan, the FMC Corporation 2023 Incentive Stock Plan, which are administered by the Compensation Committee.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE 2023

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(2) (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Mark Douglas	9,969			63.13	2/17/2024	9,083	(4)	572,683
	12,585			73.78	2/15/2028	10,749	(5)	677,724
	27,964			75.69	2/20/2029	10,523	(6)	663,475
	47,681			92.36	2/27/2030	9,570	(7)	603,389	4,703	(8)	296,524
		50,404		104.97	2/24/2031				2,016	(9)	127,109
		56,040		114.90	2/24/2032				6,906	(10)	435,423
		49,963		129.08	2/23/2033				1,973	(11)	124,398

Andrew Sandifer	3,352			73.78	2/15/2028	3,130	(4)	197,347
	17,569			75.69	2/20/2029	4,251	(5)	268,026
	13,485			92.36	2/27/2030	3,699	(6)	233,222
		11,579		104.97	2/24/2031	2,019	(7)	127,298	992	(8)	62,546
		14,775		114.90	2/24/2032				426	(9)	26,859
		11,710		129.08	2/23/2033				1,296	(10)	81,713
									370	(11)	23,329

Ronaldo Pereira	2,933			73.78	2/15/2028	1,486	(4)	93,692
	4,374			75.69	2/20/2029	2,150	(5)	135,558
	5,787			92.36	2/27/2030	2,035	(6)	128,307
		5,499		104.97	2/24/2031	2,184	(12)	137,701
		7,471		114.90	2/24/2032	1,022	(7)	64,437	502	(8)	31,651
		6,440		129.08	2/23/2033				216	(9)	13,619
									713	(10)	44,923
									204	(11)	12,862

Michael Reilly	2,958			54.89	2/27/2025	1,744	(4)	109,959
	4,219			49.89	2/27/2027	2,150	(5)	135,558
	2,514			73.78	2/15/2028	1,871	(6)	117,967
	8,444			75.69	2/20/2029	1,022	(7)	64,437	502	(8)	31,651
	6,645			92.36	2/27/2030				216	(9)	13,619
		6,452		104.97	2/24/2031				656	(10)	41,329
		7,471		114.90	2/24/2032				188	(11)	11,853
		5,921		129.08	2/23/2033

Jacqueline Scanlan						33,511	(13)	2,112,869

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(1)	For the option awards with an expiration date of 2/24/2031, the vesting date is 2/24/2024; for the awards with an expiration date of 2/24/2032, the vesting date is 2/24/2025; and for the awards with an expiration date of 2/23/2033, the vesting date is 2/23/2026.
(2)	The stock award numbers shown in column (g) indicate the number of shares subject to outstanding awards that were subject to time-based vesting conditions as of fiscal year-end. In the case of PRSUs banked based on relative TSR measures, the amounts in this column reflect the number of shares banked based on actual performance outcomes and dividend equivalent units credited with respect to those banked units.
(3)	The stock award numbers shown in column (i) represent the portion(s) of PRSU awards that were subject to open performance periods at fiscal year-end. The numbers are presented in the table in accordance with SEC rules, but actual performance outcomes for those awards will not be determined until the applicable performance periods are completed.
(4)	For all of these stock awards, the vesting date is 2/24/2024.
(5)	For all of these stock awards, the vesting date is 2/24/2025.
(6)	For all of these stock awards, the vesting date is 2/23/2026.
(7)	These units represent the portion of PRSUs granted in 2022 that were banked based on 2022 TSR performance, at 200%. The numbers represented also include the dividend equivalent rights credited with respect to those banked units. These shares remain subject to time-based vesting based on continued service through 12/31/2024. Because Threshold performance was not achieved with respect to 2023 TSR, no PRSUs were banked under these grants based on 2023 TSR performance.
(8)	These units represent the portion of PRSUs granted in 2022 with a TSR metric, that remain subject to an open performance period. While no amount has yet been earned, they are shown here at 50% of target (or, “threshold”) in accordance with SEC rules based on the most recent year’s performance. If and to the extent earned, these units will become vested on 12/31/2024.
(9)	These units represent the PRSUs granted in 2022 with an operating cash-flow measure that remain subject to an open performance period through 12/31/2024. While no amount has yet been earned, they are shown here at 25% of target (or, “threshold”) in accordance with SEC rules.
(10)	These units represent the portion of PRSUs granted in 2023 with a TSR metric, that remain subject to an open performance period. While no amount has yet been earned, they are shown here at 50% of target (or, “threshold”) in accordance with SEC rules based on the most recent year’s performance. If and to the extent earned, these units will be banked and remain subject to time-based vesting based on continued service through 12/31/2025. Because Threshold performance was not achieved with respect to 2023 TSR, no PRSUs were banked under these grants based on 2023 TSR performance.
(11)	These units represent the PRSUs granted in 2023 with an operating cash-flow measure that remain subject to an open performance period through 12/31/2025. While no amount has yet been earned, they are shown here at 25% of target (or, “threshold”) in accordance with SEC rules.
(12)	With respect to Mr. Pereira’s one-time award granted on 2/24/2021, the vesting date is 2/24/2025.
(13)	With respect to Ms. Scanlan’s one-time award granted on 9/27/2023, the vesting date for 11,171 of such units is 9/27/2024, the vesting date for 11,170 of such units is 9/27/2025, and the vesting date for 11,170 of such units is 9/27/2026.

OPTION EXERCISES AND STOCK VESTED TABLE 2023

	Option Awards		Stock Awards
	Number of Shares Acquired On Exercise (#) (b)	Value Realized On Exercise ($) (c)	Number of Shares Acquired On Vesting (#) (d)	Value Realized On Vesting ($) (e)
Mark Douglas	—	—	15,397	1,451,925
Andrew Sandifer	—	—	4,589	493,444
Ronaldo Pereira	—	—	1,863	205,069
Michael Reilly	—	—	2,357	249,182
Jacqueline Scanlan	—	—	—	—

PENSION BENEFITS TABLE 2023

Name (a)	Plan Name (b)	Number of Years Credited Service(1) (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Mark Douglas	Qualified Plan	N/A	N/A	N/A
	Nonqualified Plan	N/A	N/A	N/A
Andrew Sandifer	Qualified Plan	N/A	N/A	N/A
	Nonqualified Plan	N/A	N/A	N/A
Ronaldo Pereira	Qualified Plan	N/A	N/A	N/A
	Nonqualified Plan	N/A	N/A	N/A
Michael Reilly	Qualified Plan	21.8333	1,047,307	0
	Nonqualified Plan	21.8333	2,687,957	0
Jacqueline Scanlan	Qualified Plan	N/A	N/A	N/A
	Nonqualified Plan	N/A	N/A	N/A

(1)	All credited years of service are the actual years of service under the relevant plan.

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Pension Plans

The FMC Salaried and Nonunion Hourly Employees Retirement Plan (the “Qualified Plan”) is a non-contributory defined benefit plan that is intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “IRC”), as a tax-qualified plan. Messrs. Douglas, Sandifer and Pereira and Ms. Scanlan were hired after July 1, 2007 (or in the case of Mr. Pereira, became a U.S. employee after such date) when the Qualified Plan was closed to new employees, and accordingly these NEOs do not participate in the Qualified Plan, but do participate in defined contribution plans of the Company.

Under the Qualified Plan, an employee’s pension benefit is calculated based on credited company service and a final average year earnings (“FAYE”) formula, and the annual benefit payable is subject to a statutory cap of $275,000 for 2024 (“maximum benefit limitation” cap). FAYE is determined using earnings from the highest 60 consecutive months out of the last 120 calendar months that immediately precede the employee’s retirement date. Eligible compensation includes base salary (see Column (c) of the Summary Compensation Table), annual incentive pay (see Column (g) of the Summary Compensation Table) and certain other performance payments and is subject to a statutory cap of $345,000 for 2024 (“total earnings” cap). However, stock option gains, other equity awards and long-term performance-based cash are not included in eligible compensation.

Normal retirement age is 65. Benefits at normal retirement are calculated using the formula described below.

The retirement formula is 1.0% of FAYE up to the Social Security covered compensation base plus 1.5% of FAYE in excess of the Social Security covered compensation base times years of credited service (up to 35 years) plus 1.5% of FAYE times years of credited service in excess of 35. The actual benefit amount depends on the form of payment selected by the employee, i.e., individual life annuity, joint and survivor annuity or level income option. All benefits under the Qualified Plan are paid as an annuity. The amounts reflected for the Qualified Plan in the Pension Table are actuarial present values of the single life annuity that would be payable at age 62, which is the earliest age an NEO can retire without a benefit reduction. There is no Social Security offset.

Early retirement is defined as retirement from active service when an employee reaches age 55 with a minimum of ten years credited service. Employees who elect early retirement receive an actuarially reduced pension. This reduction is 4% per year for each year prior to age 62.

The maximum reduction is 28% (62-55 x .04) of the age 65 benefit calculation. The IRC limits the annual benefits that may be paid from a tax-qualified retirement plan and the compensation that may be taken into account in calculating those benefits, as noted above.

The Salaried Employees Equivalent Plan (the “Nonqualified Plan”) is a non-contributory retirement restoration plan that restores the benefits earned under the Qualified Plan formula described above.

This plan represents an unfunded liability and all amounts listed in the table above for this plan are unsecured and therefore not guaranteed to be fully paid in the event of the Company’s insolvency or bankruptcy. Messrs. Douglas, Sandifer and Pereira and Ms. Scanlan are participants in defined contribution plans and are not eligible to participate in the Nonqualified Plan, as the plan does not cover employees who are not also covered by the Qualified Plan. These supplemental benefits are calculated using the same formula described above without regard to the IRC limits, less amounts payable under the Qualified Plan. The Nonqualified Plan amounts reflected in the Pension Benefits Table above are paid in a lump sum on the later of attainment of age 55 or six months following the employee’s retirement.

Actuarial assumptions used to determine the present value of the accumulated benefits under the Qualified Plan and Nonqualified Plan as of December 31, 2023 are as follows.

•	Sum of present value of Qualified Plan benefit accrued through December 31, 2023 plus present value of Nonqualified Plan benefit accrued through December 31, 2023
•	Present value of Qualified Plan benefit calculated as amount payable at first unreduced age using December 31, 2023 ASC 715 disclosure assumptions (4.97%, Pri-2012 with generational MP2021 projection) and reflecting discounting of present value back to December 31, 2023 using ASC 715 interest only (4.97%)
•	Present value of Nonqualified Plan benefit calculated as amount payable at first unreduced age using December 31, 2023 ASC 715 lump sum assumptions (4.65%, 417e2024) and reflecting discounting of present value back to December 31, 2023 using ASC 715 interest only (4.78%)
•	Unreduced benefits are first available at age 62 for Mr. Reilly (assuming continued employment with FMC until that time)

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NONQUALIFIED DEFERRED COMPENSATION TABLE 2023

Name (a)	Executive Contributions in Last FY(1) ($) (b)	Registrant Contributions in Last FY(2) ($) (c)		Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE(3) ($) (f)
Mark Douglas	76,438	225,663	(4)	(1,948,011)	—	2,512,927
Andrew Sandifer	52,517	103,621	(5)	(88,625)	—	1,059,219
Ronaldo Pereira	41,612	64,220	(6)	(51,705)	—	173,033
Michael Reilly	45,120	26,778	(7)	105,234	—	781,072
Jacqueline Scanlan	—	—		—	—	—

(1)	The amounts listed in this column are reported as compensation in the amounts stated in Column (c), “Salary,” of the Summary Compensation Table.
(2)	The amounts listed in this column are reported as compensation in the amounts stated in Column (i), “All Other Compensation,” of the Summary Compensation Table.
(3)	The amounts listed in this column include the following amounts which were reported in the Summary Compensation Table in previous years: for Mr. Douglas, $1,991,051; for Mr. Sandifer, $467,878; for Mr. Reilly, $193,487; and for Mr. Pereira, $92,130, plus earnings on those amounts.
(4)	In addition to the employer matching contribution of $52,683, Mr. Douglas received nonqualified core contributions of 5% of compensation on his eligible earnings in excess of $330,000, in lieu of his participation in the Salaried Employees’ Equivalent Retirement Plan, which participation is not available to employees hired after July 1, 2007. The amount of the 5% contribution was $172,979.
(5)	In addition to the employer matching contribution of $34,133, Mr. Sandifer received nonqualified core contributions of 5% of compensation on his eligible earnings in excess of $330,000, in lieu of his participation in the Salaried Employees’ Equivalent Retirement Plan, which participation is not available to employees hired after July 1, 2007. The amount of the 5% contribution was $69,488.
(6)	In addition to the employer matching contribution of $24,186, Mr. Pereira received nonqualified core contributions of 5% of compensation on his eligible earnings in excess of $330,000, in lieu of his participation in the Salaried Employees’ Equivalent Retirement Plan, which participation is not available to employees hired after July 1, 2007. The amount of the 5% contribution was $40,034.
(7)	The amount listed represents an employer matching contribution of $26,778.

The FMC Nonqualified Savings and Investment Plan (the “Nonqualified Savings Plan”) is a voluntary deferred compensation plan available to certain highly compensated employees, including all of the NEOs. The Nonqualified Savings Plan mirrors the FMC Corporation Savings and Investment Plan (the “Qualified Savings Plan”), which is a tax-qualified savings plan under Section 401(k) of the IRC.

Participants in the Qualified Savings Plan are subject to certain contribution and earnings limits set under Sections 402(g) and 401(a) (17) of the IRC. The Nonqualified Savings Plan is used to facilitate the continuation of contributions beyond the limits allowed under the Qualified Savings Plan. Employees may defer 1% to 50% of their base salaries and up to 100% of their annual incentive compensation. In 2023, the Company’s matching contribution under both plans was 80% of the amount deferred up to a maximum of 5% of eligible earnings, i.e., base salary and annual incentive paid in fiscal year 2023. In addition to the Company’s matching contribution, employees hired after July 1, 2007, who are not eligible to participate in the Qualified and Non-Qualified Plans, are entitled to receive employer core contributions under the Qualified and Non-Qualified Savings Plans of 5% of eligible earnings in the aggregate.

Compensation deferred under the Nonqualified Savings Plan is deemed invested by the participant in such participant’s choice of more than 20 investment choices offered to all participants. All investments, except for the FMC Stock Fund, are mutual funds, and all investments may be exchanged by the participant at any time. Earnings on investments are market earnings. There are no programs or provisions for guaranteed rates of return. Distributions under the Nonqualified Savings Plan must occur or commence at the earlier of separation of service plus six months or at a designated time elected by the participant at the time of deferral. Distributions may be in lump sum or installments as determined by the participant’s distribution election.

The Nonqualified Savings Plan is subject to certain disclosure and procedural requirements of ERISA, but as a “top hat” plan is not subject to the eligibility, vesting, accrual, funding, fiduciary responsibility and similar requirements of ERISA. This plan represents an unfunded liability and all amounts listed in the table above are unsecured and therefore not guaranteed to be fully paid in the event of the Company’s insolvency or bankruptcy.

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Pay Ratio Disclosure

We disclose here the FMC CEO to median employee pay ratio as calculated in accordance with Item 402(u) of Regulation S-K.

We identified our median employee in 2023 by examining the total cash compensation for all employees, excluding our CEO, who were employed by FMC on December 31, 2023. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We annualized the compensation for any full-time employee who was not employed by FMC for the full year in 2023. For non-U.S. employees, we applied a published currency exchange rate in effect as of December 31, 2023.

We calculated annual total 2023 compensation for this median employee using the same methodology we use for our named executive officers, as set forth in the 2023 Summary Compensation Table in this proxy statement. Currency conversion was conducted using a published currency exchange rate in effect as of December 31, 2023. Using this methodology, we have estimated that the median of the annual total compensation of our employees, excluding our CEO, was $59,199.

The annual total compensation for our President and CEO, Mr. Douglas, for 2023 was $9,623,437, as reported in the “Total” column of the Summary Compensation Table in this proxy statement. Therefore, our 2023 CEO to median employee pay ratio is 163:1.

Potential Payments Upon Termination or Change in Control

In the following section, we discuss the consequences that various termination scenarios and a change in control would have on our NEOs’ compensation. When we reference awards “vesting,” it means that the awards are no longer subject to a risk of forfeiture. In some cases, the cash or shares will be delivered to the NEO promptly after a termination of employment. In other cases, the NEO must wait until the NEO would otherwise have received a payout had the NEO’s employment not terminated (and such deferred payouts are referred to as being subject to a “Delayed Delivery”).

Retirement

Under the terms of the Company’s long-term equity incentive award agreements (with the exception of certain special one-time awards), NEOs are considered retirement eligible at age 65 (“Normal Retirement”) or at age 62, once they have completed at least ten years of service with the Company (“Early Retirement”).

If an NEO terminates employment after achieving Normal Retirement or Early Retirement:

•	All unvested stock options will vest, and remain exercisable for up to five years
•	All unvested restricted stock units will vest, with shares subject to a Delayed Delivery
•	Banked performance-based restricted stock units will vest, with shares subject to a Delayed Delivery
•	Pro rata portion of outstanding performance-based restricted stock units will vest at the end of the applicable performance period based on actual performance results, with shares subject to a Delayed Delivery

However, if an NEO terminates employment, effective after June 30 of the first year of the performance cycle for an outstanding performance-based restricted stock unit award, after the NEO has achieved Normal Retirement or Early Retirement and has commenced succession planning with our human resources department at least six months prior to the termination (“Approved Retirement”), those units will not be subject to proration. Rather, upon an Approved Retirement, the NEO will continue to earn the units as if the NEO had continued to be employed until the end of the full performance period.

Any vesting of the performance-based restricted stock units upon retirement is contingent on the NEO’s execution of a release under the terms of the performance-based restricted stock unit award agreements.

None of the NEOs were eligible for Early Retirement or Normal Retirement as of December 31, 2023, and therefore they would not have been eligible for such benefits upon a termination of service on such date.

Termination Without Cause

The following disclosure and accompanying table reflect the amount of compensation that would have been payable to each of our NEOs, upon a termination by the Company without Cause on December 31, 2023.

The amounts shown in the table assume that such event was effective as of December 31, 2023, the last day of our fiscal year, and thus include amounts earned through such time. The amounts are calculated using various assumptions and are therefore only estimates of the amounts that could have become payable to our NEOs. The actual amounts to be paid out can only be determined at the time of an actual termination.

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Termination Without Cause (Following a Change in Control)

Each NEO is party to an Executive Severance Agreement which provides that if a change in control (as described below) of the Company occurs and, within two years after that change in control, the employment of an NEO is terminated without cause or an NEO resigns from employment because such NEO’s duties, location, salary, compensation or benefits were substantially changed or reduced (each a “Change in Control Termination”), then the NEO would be entitled, contingent on the NEO’s execution of a release in favor of the Company, to the following payments and benefits:

•	24 months of base salary (36 months in the case of Messrs. Douglas and Sandifer), payable in a lump sum
•	Two times (three times in the case of Messrs. Douglas and Sandifer) target annual incentive (based on NEO’s highest historical target), payable in a lump sum
•	Prorated bonus for year of termination
•	Outplacement services, with cost capped at 15% of NEO’s base salary
•	Health and welfare benefits continuation for two years (three years in the case of Messrs. Douglas and Sandifer)
•	For Mr. Reilly, credit for two additional age and service years under the Nonqualified Plan

Under the terms of the Company’s equity incentive award agreements, contingent on the NEOs executing a release, upon a Change in Control Termination:

•	All unvested stock options will vest and remain exercisable for up to three months
•	All unvested restricted stock units will vest, and shares will be delivered promptly thereafter
•	Banked performance-based restricted stock units will vest, and shares will be delivered thereafter
•	Performance-based restricted stock units whose measurement periods are not yet complete will vest as though target level performance was attained for those measurement periods, and shares will be delivered thereafter

In general, the following are considered to be a change in control: (a) a third party’s acquisition of 20% or more of the Company’s Common Stock; (b) a change in the majority of the Board of Directors; (c) completing certain reorganization, merger, or consolidation transactions or a sale of all or substantially all of the Company’s assets; or (d) the complete liquidation or dissolution of the Company.

As a general rule, no NEO has an entitlement to benefits upon a change in control that is not followed by a termination.

Termination Without Cause (Other than Following a Change in Control)

The Company maintains Executive Severance Guidelines (“Guidelines”) setting forth payments and benefits to NEOs who are terminated without cause in the normal course. However, no NEO has a contractual entitlement to these benefits and the Compensation Committee has the discretion to enhance or reduce the benefits in any specific case. Nevertheless, we have assumed for illustrative purposes in the tabular disclosure that follows that the NEOs would have received the benefits set forth under the Guidelines upon a termination without cause on December 31, 2023. Any NEO receiving payments or benefits pursuant to the Guidelines must sign a non-solicitation, non-compete and confidentiality agreement as a condition to the payment of any benefit under the Guidelines.

The Guidelines provide:

•	12 months of base salary, payable in a lump sum
•	One time target annual incentive
•	Prorated target bonus for year of termination
•	Transition benefits (outplacement assistance and financial/tax planning)
•	Health benefits continuation for one year

Treatment of the NEOs’ equity incentive awards is as follows:

•	Vested options remain exercisable for one year following termination. Unvested options that would have vested within one year following termination become exercisable on regularly scheduled dates, and remain exercisable for one year thereafter
•	Unvested restricted stock units will vest pro rata, and shares will be delivered promptly thereafter
•	Banked performance-based restricted stock units will vest, with shares subject to a Delayed Delivery
•	Pro rata portion of outstanding performance-based restricted stock units will vest at the end of the applicable performance period based on actual performance results, with shares subject to a Delayed Delivery

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POTENTIAL PAYMENTS UPON TERMINATION

The valuation of equity awards in the below table is based upon our stock price on December 31, 2023. The ultimate value of any equity awards in the event of a termination will depend upon the stock price, (i) in the case of options, on the date of exercise, and (ii) in the case of restricted stock units and performance-based restricted stock units, on vesting and delivery of the shares.

MARK DOUGLAS

Executive Benefits and Payments Upon Termination or Change in Control (a)	Change in Control Termination ($) (b)		Termination Without Cause ($) (c)		Retirement(1) ($) (d)
Base Salary and Annual Incentive	8,565,750	(2)	2,855,250	(3)	N/A
Transition Benefits	182,250	(4)	20,000	(5)	N/A
Restricted Stock Units	1,913,883	(6)	1,139,331	(7)	N/A
Stock Options	—	(8)	—	(9)	N/A
Performance-Based Restricted Stock Units	3,073,183	(10)	1,402,568	(11)	N/A
Welfare Benefits	79,960	(12)	21,092	(13)	N/A
TOTAL	13,815,026		5,438,241

ANDREW SANDIFER

Executive Benefits and Payments Upon Termination or Change in Control (a)	Change in Control Termination ($) (b)		Termination Without Cause ($) (c)		Retirement(1) ($) (d)
Base Salary and Annual Incentive	4,064,321	(2)	1,354,774	(3)	N/A
Transition Benefits	109,847	(4)	20,000	(5)	N/A
Restricted Stock Units	698,594	(6)	414,960	(7)	N/A
Stock Options	—	(8)	—	(9)	N/A
Performance-Based Restricted Stock Units	616,377	(10)	289,757	(11)	N/A
Welfare Benefits	81,567	(12)	24,670	(13)	N/A
TOTAL	5,570,706		2,104,161

RONALDO PEREIRA

Executive Benefits and Payments Upon Termination or Change in Control (a)	Change in Control Termination ($) (b)		Termination Without Cause ($) (c)		Retirement(1) ($) (d)
Base Salary and Annual Incentive	1,798,720	(2)	899,360	(3)	N/A
Transition Benefits	77,088	(4)	20,000	(5)	N/A
Restricted Stock Units	495,258	(6)	304,507	(7)	N/A
Stock Options	—	(8)	—	(9)	N/A
Performance-Based Restricted Stock Units	323,194	(10)	148,819	(11)	N/A
Welfare Benefits	52,174	(12)	24,431	(13)	N/A
Return Benefits	60,000	(14)	60,000	(14)	N/A
TOTAL	2,806,434		1,457,117

MICHAEL REILLY

Executive Benefits and Payments Upon Termination or Change in Control (a)	Change in Control Termination ($) (b)		Termination Without Cause ($) (c)		Retirement(1) ($) (d)
Base Salary and Annual Incentive	1,969,586	(2)	984,793	(3)	N/A
Transition Benefits	86,894	(4)	20,000	(5)	N/A
Restricted Stock Units	363,483	(6)	219,460	(7)	N/A
Stock Options	—	(8)	—	(9)	N/A
Performance-Based Restricted Stock Units	311,908	(10)	146,654	(11)	N/A
Welfare Benefits	53,056	(12)	24,670	(13)	N/A
Pension Enhancement	549,711	(15)	N/A		N/A
TOTAL	3,334,638		1,395,577

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JACQUELINE SCANLAN

Executive Benefits and Payments Upon Termination or Change in Control (a)	Change in Control Termination ($) (b)		Termination Without Cause ($) (c)		Retirement(1) ($) (d)
Base Salary and Annual Incentive	1,925,000	(2)	962,500	(3)	N/A
Transition Benefits	82,500	(4)	20,000	(5)	N/A
Restricted Stock Units	2,112,869	(6)	322,805	(7)	N/A
Stock Options	—		—		N/A
Performance-Based Restricted Stock Units	—		—		N/A
Welfare Benefits	44,005	(12)	21,092	(13)	N/A
TOTAL	4,164,374		1,326,397
(1)	On December 31, 2023, none of the NEOs were considered eligible for Early Retirement or Normal Retirement and therefore there are no potential payments or benefits to report in this column.
(2)	For Messrs. Douglas and Sandifer, the amount shown is equal to three times the sum of base salary plus target annual incentive, calculated by using the highest annualized target available to the NEO during such NEO’s career with the Company; for Messrs. Pereira and Reilly and Ms. Scanlan, the amount is limited to two times the sum of base salary and target annual incentive.
(3)	The amount shown is equal to the sum of 12 months of base salary plus target annual incentive.
(4)	The executives are entitled to outplacement services. The outplacement services are capped at 15% of the NEO’s base salary. The actual amounts paid in respect of such services will be determined based upon the outplacement services obtained, if any, by an NEO upon termination. However, the amounts reflected in the table represent the maximum amounts that could be paid by the Company in respect of these services.
(5)	Transition benefits consist of outplacement services up to $20,000.
(6)	All unvested restricted stock units will vest. The amount shown is the market value of all unvested FMC restricted stock units based on the applicable company stock price on December 31, 2023.
(7)	Unvested restricted stock units will vest pro rata, based on the amount of time that the NEO was employed during the vesting period. The amount shown is the market value of these FMC restricted stock units based on the Company stock price on December 31, 2023.
(8)	All unvested stock options will vest. The amount shown is the value of all unvested stock options based on the difference between the exercise price and the FMC stock price on December 31, 2023. Please note, however, that the ultimate value of the foregoing options will depend on the stock price on the date of exercise.
(9)	The NEO has the right to retain stock options that would have vested on their own terms within one year from the date of termination, with the right to exercise such options until twelve months after they vest, as well as the right to exercise vested options until twelve months after termination. The amount shown is the market value of these unvested options based on the difference between the exercise price and the stock price on December 31, 2023. Please note, however, that the ultimate value will depend on the stock price on the date of exercise.
(10)	All PRSUs will vest as follows: those banked units whose measurement periods have ended will vest based on actual performance; those units whose measurement periods are not yet complete will vest as if the target level performance was attained. The amount shown in the table is the market value of such FMC PRSUs based on the Company stock price on December 31, 2023.
(11)	Banked PRSUs will vest. A prorated portion of all PRSUs subject to open performance periods will remain outstanding. The proration is determined based on the time actually worked during the applicable performance period. The payouts of these awards are illustrated above based on actual performance for banked units with completed measurement periods and assuming target levels of performance for those units whose measurement period has not yet been completed. In each case, the amounts actually due will be paid in a lump sum after the end of the normal three-year performance cycle, based on actual TSR performance, or operating cash flow performance, calculated in accordance with the terms of the awards.
(12)	Welfare benefits of health care, life insurance and disability insurance continue for three years for Mr. Douglas and Mr. Sandifer. For Mr. Reilly, Mr. Pereira, and Ms. Scanlan, the benefits continue for two years. The amounts shown are the estimated cost to the Company for such benefits during the period.
(13)	Health care benefits continue for 12 months. The amounts shown are the estimated cost to the Company for such benefits during the period.
(14)	In the event of a termination initiated by the Company, the Company will pay for the return of Mr. Pereira and his belongings to Brazil. As of December 31, 2023, these costs are estimated at $60,000 (the “Return Benefits”).
(15)	Under the terms of his Executive Severance Agreement with the Company, Mr. Reilly is credited with two additional age and service years under the Nonqualified Plan.

In addition to the amounts set forth in the table, upon termination each NEO would be allowed to retain such NEO’s vested options set forth in Column (b) of the Outstanding Equity Awards at Fiscal Year-End Table 2023, subject to the expiration provisions described above. Each NEO would also be paid such NEO’s annual incentive for 2023 (see Column (g) of the Summary Compensation Table for the amounts of these awards), and the aggregate benefits accrued by the NEO in the nonqualified defined contribution plan set forth in Column (f) of the Nonqualified Deferred Compensation Table, payable commencing six months after cessation of employment or in accordance with the NEO’s predetermined distribution elections. Mr. Reilly would be entitled to his accumulated benefit under the Nonqualified Plan, payable in a lump sum at the later of six months after cessation of employment or attainment of age 55. The amounts described in this paragraph differ from the present values reflected in Column (d) of the Pension Benefits Table because, under applicable SEC rules, the Pension Benefits Table values are calculated using different interest rates and without regard to early retirement adjustments otherwise applicable under the plan.

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Termination Under Certain Other Circumstances

Death or Disability

In the event of termination upon death or disability, an NEO is eligible for benefits in programs available to US salaried employees generally, as well as a supplemental disability benefit (in the event of disability) and a surviving spouse benefit under the nonqualified deferred compensation plan (in the event of death). The supplemental disability benefit is an insured product intended to provide NEOs with additional disability benefits above the benefit level provided under the Company’s group disability plan. The supplemental plan, in conjunction with the Company’s group plan, will yield up to 70% of an NEO’s annual salary with a maximum monthly benefit of $25,000.

Treatment of equity incentive awards is as follows:

•	All unvested stock options will vest, and remain exercisable for up to five years
•	All unvested restricted stock units will vest, and shares will be delivered promptly thereafter
•	Banked performance-based restricted stock units will vest, with shares subject to a Delayed Delivery
•	Pro rata portion of outstanding performance-based restricted stock units will vest at the end of the applicable performance period based on actual performance results, with shares subject to a Delayed Delivery

The market value for each NEO’s unvested restricted stock units and stock option awards as of year-end 2023 is set forth in the relevant section of Column (b) of the table above. A value for each NEO’s performance-based restricted stock unit awards, with the payout for banked units based on actual performance and the payout for unvested units calculated based on an assumed level of performance at target and prorated to reflect time employed during the applicable performance period, is set forth in the relevant section of Column (c) of the table above.

Termination For Cause

In the event of a termination of an NEO for cause, all outstanding unvested equity awards would be cancelled. All vested stock option awards would expire immediately. Mr. Pereira would be entitled to receive the Return Benefits described above.

Pay vs. Performance

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

	Summary Compensation Table Total	Summary Compensation Table Total	Compensation Actually	Compensation Actually	Average Summary Compensation Table Total	Average Compensation Actually Paid	Value of Initial Fixed $100 Investment based on:(4)
Year (a)	for Pierre Brondeau(1) ($) (b)	for Mark Douglas(1) ($) (b)	Paid to Pierre Brondeau(1,2,3) ($) (c)	Paid to Mark Douglas(1,2,3) ($) (c)	for Non-PEO NEOs(1) ($) (d)	to Non-PEO NEOs(1,2,3) ($) (e)	TSR ($) (f)	Peer Group TSR ($) (g)	Net Income ($ Millions) (h)	1-Year Relative TSR(5) (i)
2023	—	9,623,437	—	(5,597,561)	2,365,605	504,877	68.80	145.76	1,321	6.1%
2022	—	11,069,899	—	16,177,222	2,325,088	3,113,105	131.35	131.42	742	87.8%
2021	—	8,489,671	—	7,040,175	1,947,097	1,584,265	113.73	147.79	737	13.5%
2020	4,796,809	5,905,466	10,975,502	8,603,809	2,187,858	2,561,105	116.90	117.59	552	66.0%

(1)	Pierre Brondeau was our PEO in 2020. Mark Douglas was our PEO for the years from 2020 to 2023. Pierre Brondeau served as our PEO through May 31, 2020 and Mark Douglas became our PEO effective June 1, 2020. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022	2023
Andrew Sandifer	Andrew Sandifer	Andrew Sandifer	Andrew Sandifer
Michael Reilly	Ronaldo Pereira	Ronaldo Pereira	Ronaldo Pereira
	Michael Reilly	Michael Reilly	Michael Reilly
	Kathleen Shelton	Kathleen Shelton	Jacqueline Scanlan

(2)	The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
(3)	Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. Amounts in the Inclusion of Pension Service Cost are based on the service cost for services rendered during the listed year. The 2020 amounts reported in the Average Summary Compensation Table Total and Average Compensation Actually Paid for Non-PEO NEOs are slightly different from those in the Pay Versus Performance disclosure of our proxy statement filed last year because we corrected the calculation of the Average Summary Compensation Table Total for non-PEO NEOs for 2020.

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Year	Summary Compensation Table Total for Mark Douglas ($)	Exclusion of Change in Pension Value for Mark Douglas ($)	Exclusion of Stock Awards and Option Awards for Mark Douglas ($)	Inclusion of Pension Service Cost for Mark Douglas ($)	Inclusion of Equity Values for Mark Douglas ($)	Compensation Actually Paid to Mark Douglas ($)
2023	9,623,437	0	(7,216,805)	0	(8,004,193)	(5,597,561)

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	2,365,605	(75,618)	(1,413,838)	39,194	(410,466)	504,877
2020	2,187,858	(441,291)	(756,841)	66,327	1,505,052	2,561,105

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Mark Douglas ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Mark Douglas ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Mark Douglas ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Mark Douglas ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Mark Douglas ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Mark Douglas ($)	Total - Inclusion of Equity Values for Mark Douglas ($)
2023	2,246,662	(7,855,503)	0	(1,517,142)	(878,210)	0	(8,004,193)

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Non- PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	820,593	(1,032,423)	0	(121,369)	(77,267)	0	(410,466)
2020	1,091,296	407,398	0	6,358	0	0	1,505,052

(4)	The Peer Group TSR set forth in this table utilizes the S&P 500 Chemicals Index (“S&P 500 Chemicals Index”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the S&P 500 Chemicals Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)	We determined 1-Year Relative TSR (Percentile Rank vs. Peers) to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEOs and Non-PEO NEOs in 2023. We used the 2020 – 2022 peer group developed by the Compensation Committee for purposes of calculating the 1-Year Relative TSR (Percentile Rank vs. Peers) for years 2020, 2021, and 2022. We used the 2021 – 2023 peer group developed by the Compensation Committee for purposes of calculating the 1-Year Relative TSR (Percentile Rank vs. Peers) for year 2023. This performance measure may not have been the most important financial performance measure for years 2022, 2021, and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

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Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and the cumulative TSR over the four most recently completed fiscal years for the Company and the S&P 500 Chemicals Index.

PEO AND AVERAGE NON-PEO NEO COMPENSATION
ACTUALLY PAID VERSUS TSR

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our net income during the four most recently completed fiscal years.

PEO AND AVERAGE NON-PEO NEO COMPENSATION
ACTUALLY PAID VERSUS NET INCOME

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement    59

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Description of Relationship Between PEO and Other NEO Compensation Actually Paid and 1-Year Relative TSR (Percentile Rank vs. Peers)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our 1-Year Relative TSR (Percentile Rank vs. Peers) during the four most recently completed fiscal years.

PEO AND AVERAGE NON-PEO NEO COMPENSATION ACTUALLY PAID
VERSUS 1-YEAR RELATIVE TSR (PERCENTILE RANK VS. PEERS)

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2023 to Company performance. The measures in this table are not ranked.

1-Year Relative TSR (Percentile Rank vs. Peers)
Adjusted Earnings
Free Cash Flow

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VII.   OTHER MATTERS

Audit Committee Report

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

The Board of Directors has adopted a written charter that outlines the duties of the Audit Committee, which include, among other things, reviewing the effectiveness and adequacy of the Company’s internal controls; review and discuss with management significant issues regarding accounting principles, financial reporting, financial statement presentation, and judgments made in the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles; reviewing the annual report, proxy statement and periodic SEC filings (such as the Company’s reports on Form 10-K and 10-Q); and ensuring that the Company’s financial reports fairly represent its operations. The Audit Committee of the Board of Directors is also directly responsible for the appointment, compensation, retention and oversight of KPMG, the Company’s current independent external audit firm retained to audit the Company’s financial statements. A further description of the duties and powers of the Audit Committee can be found in “Information about the Board of Directors and Corporate Governance—Committees and Independence of Directors—Audit Committee” section of this proxy statement.

During the 2023 fiscal year, the Audit Committee was comprised of Mr. Cordeiro (Chair), Mr. Davidson, Mr. Pallash, and Mr. Volpe (until his retirement on April 27, 2023). The Board of Directors has determined that both Messrs. Cordeiro and Davidson meet the SEC requirements for an “audit committee financial expert” and all current members of the Committee are “financially literate” as required by the NYSE. The Board has also determined that no current Audit Committee member sits on the audit committee of more than three public companies.

During the past year, the Audit Committee met 7 times, including virtual meetings, to discuss quarterly results and other matters. In carrying out its duties, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and KPMG as well as discussed with KPMG the matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees” and any additional applicable SEC requirements.

Further, the Audit Committee has discussed various matters with KPMG related to the Company’s consolidated financial statements, including all critical accounting policies and practices used, all alternative treatments for material items that have been discussed with Company management, and all other material written communications between KPMG and management. The Audit Committee has also received the written disclosures and the letter from KPMG as required by The Public Company Accounting Oversight Board, and has confirmed with KPMG its independence.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

The preceding report has been furnished by the following members of the Audit Committee:

Eduardo E. Cordeiro, Chairman
Carol Anthony (John) Davidson
Robert C. Pallash

Householding

We have adopted a procedure approved by the SEC called householding. Under this procedure, we are permitted to deliver a single copy of annual reports, proxy statements (or Notice of Internet Availability, as applicable), prospectuses and other disclosure documents to stockholders sharing the same address who do not participate in electronic delivery of proxy materials and who did not otherwise notify us of their desire to receive multiple copies of our proxy materials. Householding allows us to reduce our printing and postage costs and limits the volume of duplicative information received at your household. A separate proxy card will continue to be mailed for each registered stockholder account who requests a paper copy of the proxy materials.

The Broadridge Householding Election system allows stockholders to decline or modify previous householding elections. Broadridge’s Householding number has changed to 1-866-540-7095. You may also write to Broadridge c/o Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you prefer, we will promptly deliver a separate copy of the proxy statement and related materials to you if you request one by writing or calling as follows: Corporate Secretary, FMC Corporation, FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, Pennsylvania 19104, telephone 1-215-299-6000.

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Expenses Relating to this Proxy Solicitation

The Company will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, Company officers, directors and employees may solicit proxies by telephone or personal call without extra compensation for that activity. The Company also expects to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of Common Stock and obtaining the proxies of those owners.

Michael F. Reilly

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FMC CORPORATION
2929 WALNUT STREET
PHILADELPHIA, PA 19104
ATTN: MICHAEL F. REILLY

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 29, 2024 for shares held directly and by 11:59 p.m. Eastern Time on April 27, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FMC2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 29, 2024 for shares held directly and by 11:59 p.m. Eastern Time on April 27, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V28414-P02142-Z86665

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

FMC CORPORATION

The Board of Directors recommends that you vote FOR proposals 1, 2, 3, and 4:

1. Election of eleven Directors (nominees 1a.-1k.) to serve for a one-year term.

Nominees:	**For**	**Against**	**Abstain**
1a. Pierre Brondeau	☐	☐	☐
1b. Eduardo E. Cordeiro	☐	☐	☐
1c. Carol Anthony (John) Davidson	☐	☐	☐
1d. Mark Douglas	☐	☐	☐
1e. Kathy L. Fortmann	☐	☐	☐
1f. C. Scott Greer	☐	☐	☐
1g. K'Lynne Johnson	☐	☐	☐
1h. Dirk A. Kempthorne	☐	☐	☐
1i. Margareth Øvrum	☐	☐	☐
1j. Robert C. Pallash	☐	☐	☐
1k. Patricia Verduin	☐	☐	☐

	For	**Against**	**Abstain**
2. Ratification of the appointment of independent registered public accounting firm.	☐	☐	☐
3. Approval, by non-binding vote, of executive compensation.	☐	☐	☐
4. Stockholder proposal requesting simple majority vote.	☐	☐	☐

NOTE: This proxy delegates discretionary authority with respect to any other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V28415-P02142-Z86665

PROXY
FMC CORPORATION
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Mark Douglas, Andrew D. Sandifer, and Michael F. Reilly, and each of them, proxy for the undersigned, with full power of substitution, to vote in the manner indicated on the reverse side of this proxy, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of FMC Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of FMC Corporation to be held in a virtual meeting format at 2:00 P.M. on Tuesday, April 30, 2024, or any adjournments or postponements thereof.

If shares of FMC Corporation common stock are held for the account of the undersigned under any employee plan that grants to the undersigned the right to direct the voting of such shares (each such plan being referred to as a "Plan"), then the undersigned hereby directs the trustee of each plan to vote all shares of FMC Corporation common stock in the undersigned's account under such plan at the Annual Meeting, or any adjournments or postponements thereof, in the manner indicated on the reverse side of this proxy, and in the discretion of the trustee, as to any other matter that may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees listed on the reverse side for the Board of Directors and FOR Proposals 2, 3, and 4. If you are entitled to vote shares held under an employee benefit plan and you either do not direct the trustee by April 27, 2024 how to vote these shares, or if you vote on some but not all proposals, the trustee will, in the case of shares held in the FMC Corporation Savings and Investment plan, vote these undirected shares in proportion to the votes received from other participants, and in the case of other plans, vote these shares in the trustee's discretion, except to the extent that the plan or applicable law provides otherwise.

NOT VALID UNLESS DATED AND SIGNED ON THE REVERSE SIDE